Exhibit 3.1

“AgomAb Therapeutics”
Limited liability company
Established in the Flemish Region
With address at 9000 Ghent, Franklin Rooseveltlaan 348
RCE Ghent division Ghent VAT BE 0674.527.310

Articles of association after the extraordinary general meeting of

10 October 2023

DEFINITIONS

In these Articles the following words and expressions shall have the following meanings:

Actions	has the meaning given in article 22.1;
A Preference Amount	has the meaning given to it in article 35.2(c);
Accession Deed	means a deed of accession to the Agreement in a form acceptable to the Board (acting reasonably);
Affiliate	has the meaning of affiliate (“verbonden person of vennootschap” / “personne ou société liée”) as defined in article 1:20 of the Belgian Code for Companies and Associations.
Agreement	means the shareholders’ agreement relating to the Company dated 10 October 2023, as amended from time to time;
Anti-Dilution A Warrants	means the sixty (60) anti-dilution warrants of the Company issued to holders of Preferred A Shares in connection with the Series A Investment;
Anti-Dilution B Warrants	means the two hundred (200) anti-dilution warrants of the Company issued to certain holders of Preferred B Shares in connection with the Series B Investment;
Anti-Dilution C Warrants	means two hundred and ten (210) anti-dilution warrants of the Company issued to holders of Preferred C Shares on 10 October 2023 in the form set out in Schedule 4 of the 2023 Subscription Agreement;

Anti-Dilution Warrants	means the Anti-Dilution A Warrants, the Anti- Dilution B Warrants and the Anti-Dilution C Warrants;
Articles or articles	means the articles of association of the Company, as amended from time to time;
As Converted Basis

means, in respect of a number of Shares to be determined on an “As Converted Basis” by reference to any particular securities in the Company:

(a)    such number of those securities as are Common Shares; plus

(b)    such number of Common Shares as such securities which are Preferred Shares (if any) may then be converted into in accordance with Article 8.2; and

(c)    in respect of any securities (other than Shares) (if any) then such number of Shares as may be subscribed or exchanged for, or converted into or otherwise called for, pursuant thereto (and, if such Shares are Preferred Shares, then the number of Common Shares attributable thereto in accordance with (b) above);

Asset Sale	means the disposal or other disposition by the Company and/or any member of the Group which together constitute all or substantially all of its undertaking and assets (which disposal may include, without limitation, the grant by the Company of an exclusive licence of Intellectual Property not entered into in the ordinary course of business);
B Preference Amount	has the meaning given to it in article 35.2(b);
Belgian Code for Companies and Associations	means the Belgian Code for Companies and Associations of 23 March 2019, as amended from time to time;
Board	means the board of directors of the Company from time to time;

Business Day	means any day from Monday to Friday (included), excluding statutory or banking holidays in Belgium, the United Kingdom, California or New York, USA;
Buyer	has the meaning given to it in article 11.5.3;
C Preference Amount	has the meaning given to it in article 35.2(a);
Canaan	means Canaan XII L.P.;
Catch-Up Amount	has the meaning given to it in article 35.6;
CEO Director	has the meaning given in article 24.5;
Chairperson Director	has the meaning given in article 24.6;
Class A Preferred Profit Sharing Certificate	has the meaning given in article 39.1;
Common Shares	means the common shares of the Company having the rights and privileges set out in these articles and the Agreement;
Company	means AgomAb Therapeutics NV;
Confirmation Notice	has the meaning given to it in article 11.1.1. A;
Controlling Interest	means an interest in shares giving to the holder or holders control of the Company within the meaning of article 1:14 of the Belgian Code for Companies and Associations;
Control Tag Along Right	has the meaning given in article 11.6.1;
Control Tag Along Exercise Notice	has the meaning given in article 11.6.6;
Control Tag Along Invitation Notice	has the meaning given in article 11.6.5.(ii)(b);
Conversion Ratio	means a ratio of one (1) Common Share for every one (1) Preferred Share or ESOP Common Share, subject to adjustment in accordance with article 8.2.10;

Co-Sale Notice	has the meaning given to it in article 11.5.3;
Dawn	means Memory Investments S.à.r.l.;
Decisive Influence	has the meaning given in article 11.6.2;
Decisive Influence Notice	has the meaning given in article 11.6.4;
Decisive Shareholder	has the meaning given in article 11.6.1;
Director(s)	means a director or directors of the Company from time to time;
Drag Along Notice	has the meaning given in article 11.7.4;
Drag Along Right	has the meaning given in article 11.7.1.B;
Dragged Parties	has the meaning given in article 11.7.1B;
Dragging Parties	has the meaning given in article 11.7.1;
Equity Holder	has the meaning given to it in article 11.5.3;
Employee Stock Option Warrants	means any warrants issued by the Company to give effect to the ESOP Stock Option Plan;
EQT	means LSP Coöperatief U.A.;
ESOP Common Shares	means the ESOP common shares of the Company having the rights and privileges set out in these articles and the Agreement;
ESOP Stock Option Plan	means the various stock option plans of the Company, as adopted the Board from time to time;
Exit	means a Share Sale or an Asset Sale;
Expert Valuer	has the meaning given in article 11.4A.1;
Fair Value	has the meaning given in article 11.4A.3;

Family Trust	means as regards any particular individual member or deceased or former individual member, trusts (whether arising under a settlement, declaration of trust or other instrument by whomsoever or wheresoevermade or under a testamentary disposition or on an intestacy) under which no immediate beneficial interest in any of the shares in question is for the time being vested in any person other than the individual and/or Privileged Relations of that individual, and so that for this purpose a person shall be considered to be beneficially interested in a share if such share or the income thereof is liable to be transferred or paid or applied or appointed to or for the benefit of such person or any voting or other rights attaching thereto are exercisable by or as directed by such person pursuant to the terms of the relevant trusts or in consequence of an exercise of a power or discretion conferred thereby on any person or persons;
Fidelity	means collectively, the Fidelity Investors;
Fidelity Investors	means (i) Fidelity Growth Company Commingled Pool By: Fidelity Management Company, as Trustee; (ii) Fidelity Mt. Vernon Street Trust : Fidelity Growth Company K6 Fund; (iii) Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund; (iv) Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund and (v) Fidelity Select Portfolios: Pharmaceuticals Portfolio;
FMR	means Fidelity Management and Research Company LLC;
Founder	means each of Paolo Michieli, Michael Saunders, Federica Linty, Virginia Morello, Manuela Cazzanti, De Haard Antibody Technologies B.V. and EuremAb Srl;
Fund Manager	means a person whose principal business is to make, manage or advise upon investments in securities, including a registered investment advisor;
Group	means the Company and each of its Subsidiaries from time to time;
Holding Company	means a newly formed company in any jurisdiction (including, without limitation, in the United States of America under Delaware law), which has no previous trading history and has been incorporated for the purposes of a Holding Company Reorganisation;

Holding Company Reorganisation

means any transaction involving the issue of shares in the capital of a new Holding Company to the shareholders, the object or intent of which is to interpose the new Holding Company as the sole owner of the Company such that immediately subsequent to such transaction:

(a)   the number and class of shares comprised in the issued share capital of the new Holding Company, the identity of the shareholders of the new Holding Company, and the number and class of shares held by each such person is the same as (or, as regards number of shares only, proportionate to) the issued share capital of the Company (save for the fact that such shares are issued by a different company) and the identity of the Shareholders and the number and class of Shares held by each such person immediately prior to such transaction;

(b)   the rights attaching to each class of share comprised in the new Holding Company are the same (save for the fact that such shares are issued by a different company and/or in a different jurisdiction with attendant differences in company law) as those rights attaching to the like class of share comprised in the share capital of the Company immediately prior to such transaction; and

(c)   the constitutional documents of the new Holding Company are the same in substantive effect (save for the fact that they apply in respect of a different company, and as to matters and modifications to reflect that the new Holding Company may be incorporated in a jurisdiction other than Belgium) as the articles of association of the Company immediately prior to such acquisition;

Independent Director	has the meaning given in article 24.6;
Intellectual Property	means any intellectual property rights, including copyrights, neighbouring and related rights, trade and service marks, trade names, rights in logos and get-up, inventions, rights in databases, domain names, confidential information, trade secrets and Know-How, registered designs, design rights, patents, utility models, semi-conductor topographies, all rights of whatsoever nature in computer software and data, all intangible rights and privileges of a nature similar or allied to any of the foregoing, in every case in any part of the world and whether or not registered; and including all granted registrations and all pending applications for registration and all rights to apply for registration, all renewals, reversions or extensions, the right to sue for damages for past infringement and all forms of protection of a similar nature which may subsist anywhere in the world and any rights to receive remuneration in respect of such rights;

Investor	has the meaning given in the Agreement.
Investment Fund	means a fund, partnership, trust, company, mandate syndicate, registered investment company or other entity whose business is managed or advised (in an investment advisory capacity) by a Fund Manager;
Investor Director	means the Series A Investor Director, the Series B Investor Director and the Series C Investor Director;
IPO	means the admission of all or any of the shares of the Company or securities representing those shares (including, without limitation, depositary interests, American depositary receipts, American depositary shares and/or other instruments) on the New York Stock Exchange, NASDAQ, Official List of the United Kingdom Listing Authority, Euronext Amsterdam or Euronext Brussels;

Issue Price

means the price in EUR at which the relevant Share is issued, including any premium, provided that:

(a) the Issue Price per Preferred C Share shall be the Preferred C Issue Price;

(b)  the Issue Price per Preferred B Share shall be the Preferred B Issue Price; and

(c)  the Issue price per Preferred A Share shall be:

(i)     forty euro (EUR 40) per Preferred A Share for the 15,450 shares issued at the occasions of the Seed Investment (as defined in the Agreement) and which were converted into Preferred A Shares on 14 March 2019; and

(ii)     eighty-five euro (EUR 85) per Preferred A Share for the Preferred A Shares issued in the Series A Investment on 14 March 2019;

Key Manager	means Paolo Michieli and Tim Knotnerus;
Know-How	means any expertise, practice, experience, factual and technical knowledge and information relating to commercial, scientific and technical matters, inventions and trade secrets, including but not limited to any non- patentable technical and other information which is not in the public domain including information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, reports and data analyses, procedures, tests, genes, plasmas, vectors, clones, cell lines, cell cultures, cell expression systems, cell constructions, developments, micro- organisms, chemical compounds, biochemical compounds, mutations, test systems, test protocols and purification materials and techniques;
Liquidation Interest Profit Share	has the meaning given in article 39.7;
Liquidity Event	has the meaning given in article 35.1;
Major Investor	means a Shareholder holding (together with its Permitted Transferees) not less than five per cent. (5%) of the Preferred Shares outstanding at the date of the Agreement;

Member of the Same Fund Group

means, if the shareholder is an Investment Fund or is a custodian or nominee of that Investment Fund:

(a)   any participant or partner in or member of any such Investment Fund or the holders of any unit trust which is a participant or partner in or member of any Investment Fund (but only in connection with the dissolution of the Investment Fund or any distribution of assets of the Investment Fund pursuant to the operation of the Investment Fund in the ordinary course of business);

(b)   any Investment Fund managed, advised, sub advised, sponsored or controlled, directly or indirectly (including as delegate of the Fund Manager), by the Fund Manager managing or advising (including through delegation) the concerned Investment Fund or by another Fund Manager who is a member of the Investment Fund’s Group or its Fund Manager’s Group;

(c)   any parent company or a subsidiary company of the Investment Fund or Fund Manager, or any subsidiary company of any parent company of the Investment Fund or Fund Manager;

(d)   any general partner, managing member, officer, director, trustee, nominee or custodian of such Investment Fund and vice versa, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of such Investment Fund and vice versa; and

(e)   any Affiliate of an Investment Fund.

Member of the Same Group	means as regards any company, a company which is from time to time a parent company or a subsidiary company of that company or a subsidiary company of any such parent company;
New Reorganisation Shareholder	has the meaning given in article 11.8.3;
Observer	means a non-voting observer appointed in accordance with article 24.13;
Offered Shares	has the meaning given in article 11.4.1.

Original Shareholder	has the meaning given in article 11.2.1.
Outstanding A Liquidity Preference	has the meaning given to it in article 35.5;
Outstanding B Liquidity Preference	has the meaning given to it in article 35.4;
Outstanding C Liquidity Preference	has the meaning given to it in article 35.3;
Permitted Transferee

means:

(a)   in relation to a Shareholder who is an individual, any of his Privileged Relations, Trustees or Qualifying Companies;

(b)   in relation to a shareholder which is a legal entity, any Member of the Same Group;

(c)   in relation to a shareholder which is an Investment Fund, any Member of the Same Fund Group;

(d)   in relation to a Preferred Shareholder:

        (i)    any Member of the Same Group;

        (ii)   any Member of the Same Fund Group;

        (iii)  any nominee or custodian of that Preferred Shareholder (and vice versa); and

(e)   in relation to a holder of ESOP Common Shares, to a holding structure (“stichting” / “fondation”) or other similar entity in accordance with the ESOP Stock Option Plan;

Preferred A Dividend	has the meaning given in article 32.2(d);
Preferred A Majority	means the holders of a majority in number of the Preferred A Shares then outstanding;
Preferred A Majority Consent	means the written consent of the Preferred A Majority, required insofar and for so long as any of the Preferred A Shares outstanding at the date of the Agreement remain outstanding;
Preferred A Shares	means the preferred A shares of the Company having the rights and privileges set out in these articles and the Agreement;
Preferred B Dividend	has the meaning given in article 32.2(c);

Preferred B Issue Price	means EUR 208.5045319;
Preferred B Shares	means the preferred B shares of the Company having the rights and privileges set out in these articles and the Agreement;
Preferred B Majority	means the holders of a majority in number of the Preferred B Shares then outstanding;
Preferred B Majority Consent	means the written consent of the Preferred B Majority, required insofar and for so long as any of the Preferred B Shares outstanding at the date of the Agreement remain outstanding;
Preferred C Dividend	has the meaning given in article 32.2(b);
Preferred C Issue Price	means EUR 208.5045319;
Preferred C Shares	means the preferred C shares of the Company having the rights and privileges set out in these articles and the Agreement;
Preferred C Majority	means the holders of a majority in number of the Preferred C Shares then outstanding;
Preferred C Majority Consent	means the written consent of the Preferred C Majority, required insofar and for so long as any of the Preferred C Shares outstanding at the date of the Agreement remain outstanding;
Preferred Dividend	means the Preferred A Dividend, the Preferred B Dividend and the Preferred C Dividend;
Preferred Majority	means the holders of a majority in number of the Preferred Shares then outstanding, which must in each case include Preferred B Majority and the Preferred C Majority;
Preferred Majority Consent	means the written consent of the Preferred Majority, required insofar and for so long as any of the Preferred Shares outstanding at the date of the Agreement remain outstanding, it being understood that the Preferred Majority Consent must include (i) the Preferred B Majority, required insofar and for so long as any of the Preferred B Shares outstanding at the date of the Agreement remain outstanding, as well as (ii) the Preferred C Majority, required insofar and for so long as any of the Preferred C Shares outstanding at the date of the Agreement remain outstanding;

Preferred Shareholders	means a holder of Preferred Shares;
Preferred Shares	means the Preferred A Shares, the Preferred B Shares and the Preferred C Shares;
Prior A Payment	has the meaning given in article 35.5;
Prior B Payment	has the meaning given in article 35.4;
Prior C Payment	has the meaning given in article 35.3;
Privileged Relations	means, in relation to a shareholder who is an individual or deceased or former individual member, a spouse, civil partner, child or grandchild (including step or adopted or illegitimate child and their issue);
Proposed Exit	has the meaning given in article 22.1;
Proposed Reorganisation	has the meaning given in article 11.8.1;
Prospective Transferee	has the meaning given in article 11.7.1;
Qualifying Company	a company in which a shareholder or Trustee(s) holds the entire issued share capital and over which that shareholder or Trustee(s) exercises control (within the meaning of article 1:14 of the Belgian Code for Companies and Associations);
Qualifying IPO

means an IPO (i) in which the gross aggregate subscription amount in respect of new shares issued at the time of the IPO is not less than EUR 70,000,000 (after deduction of underwriters’ commissions and other expenses); (ii) in which the issue price per new share on the IPO is at least 1.5x the Preferred B Issue Price or the Preferred C Issue Price (as adjusted for any Reorganisation); and (iii) which is effected on the New York Stock Exchange, NASDAQ, Official List of the United Kingdom Listing Authority, Euronext Amsterdam or Euronext Brussels;

Realisation Distribution	has the meaning given in article 39.10;
Redmile	Redmile Biopharma Investments III, L.P.;
Remaining Offered Shares	has the meaning given in article 11.4.6.
Reorganisation	means any return of capital, bonus issue of shares or other securities of the Company by way of capitalisation of profits or reserves (other than a capitalisation issue in substitution for or as an alternative to a cash dividend which is made available to the Preferred Shareholders) or any consolidation or sub- division or any repurchase or redemption of shares or any variation in the subscription price or conversion rate applicable to any other outstanding shares of the Company;
Reorganisation Actions	has the meaning given in article 11.8.1;
Requested Price	has the meaning given in article 11.4.2(c);
Requested Terms	has the meaning given in article 11.4.2(e);
Right of First Refusal	has the meaning given in article 11.4.3;
Right of First Refusal Invitation Notice	has the meaning given in article 11.4.3;
Series A Investment	means the investment by V-BIO, AFB, BIVF, Pontifax, Omnes Funds, Torsten Dreier and Biodiscovery 5 for Preferred A Shares in the Company;
Series A Investor Director	has the meaning given in article 24.4;
Series B Investment	means the investment by, among others, Redmile, Cormorant, Walleye and Pfizer, in the Company, in accordance with the terms and conditions of the 2021 Shareholders’ Agreement, the 2021 Subscription Agreement and the 2022 Subscription Agreement;

Series B Investor Director	has the meaning given in article 24.3;
Series C Investment	means the investment by, among others, Fidelity, EQT and Dawn, in the Company, in accordance with the terms and conditions of the Agreement and the 2023 Subscription Agreement;
Series C Investor Director	has the meaning given in article 24.2;
Shareholder	means a holder of one or more Shares in the Company;
Shareholder Representative	has the meaning given in article 11.7.3;
Share Sale	means the sale of (or the grant of a right to acquire or to dispose of) any of the Shares (in one transaction or as a series of transactions) which will result in the purchaser of those shares (or grantee of that right) and persons acting jointly with him acquiring a Controlling Interest, but for completeness, does not include a Holding Company Reorganisation;
Shares	means the Preferred C Shares, the Preferred B Shares, the Preferred A Shares, the Common Shares, the ESOP Common Shares and any other shares in the issued share capital of the Company from time to time;
2021 Shareholders’ Agreement	means the shareholders’ agreement between the Company, the Existing Shareholders and the Investors, each as defined therein, dated 5 March 2021;
2021 Subscription Agreement	means the subscription agreement relating to the Series B investment between the Company, the Existing Shareholders and the Investors, each as defined therein, dated 5 March 2021;
2022 Subscription Agreement	means the subscription agreement relating to the Series B investment between the Company, the Existing Shareholders and the Investors, each as defined therein, dated 24 June 2022;

2023 Subscription Agreement	means the subscription agreement relating to the Series C Investment between the Company, the Existing Shareholders and the Investors, each as defined therein, dated 3 October 2023;
Subsidiary	has the meaning of subsidiary (“dochtervennootschap” / “filiale”) as defined in article 1:15, 2°, of the Belgian Code for Companies and Associations;
Transfer or transfer	means, when used with respect to Shares or Warrants, any transaction that has as its goal, or results in, the transfer of any ownership rights on such shares or warrants, for valuable consideration or for free, even when carried out by way of public auction, voluntarily or by virtue of a judicial decision, including, but not limited to, contributions, exchange transactions, transfers of universalities, transfers of business divisions, mergers, de- mergers, absorptions, liquidations or similar transactions, as well as the granting of options to purchase or sell such shares or warrants, the offer of (preferential) subscription rights on such shares or warrants or the conclusion of a swap, forward sale or other agreement, that completely or partly transfers the economic benefits or the ownership of such shares or warrants, regardless of the fact whether such a transaction is realized by means of delivery of other securities, in cash or otherwise; and transferred and transferring shall have a correlative meaning;
Transfer Notice	has the meaning given in article 11.4.1;
Transferor	has the meaning given in articles 11.4.1 and 11.5.1;
Trustee	in relation to a Shareholder means the trustee or the trustees of a Family Trust; and
Warrants	means the Anti-Dilution Warrants and Employee Stock Option Warrants and any other warrant issued by the Company.

CHAPTER I. LEGAL FORM — NAME — REGISTERED OFFICE — PURPOSE — TERM.

Article 1.- LEGAL FORM — NAME.

1.1.	The Company is a limited liability company (“naamloze vennootschap” / “société anonyme”), abbreviated “NV”.

1.2.	Its name is “AgomAb Therapeutics”.

1.3.	Its name has to be preceded or followed by the designation of the company form, or the abbreviation of such form.

Article 2.- REGISTERED OFFICE.

2.1.	The registered office of the Company is established in the Flemish Region.

2.2.	It may be transferred to any other place in Belgium by decision of the Board, subject to the application of the laws on the use of languages.

2.3.	The Company may, by decision of the Board, establish administrative offices and operating offices, branches, agencies and warehouses in Belgium or abroad.

Article 3.- OBJECT.

The Company has as its object, in Belgium as well as abroad, on its own behalf as well as on behalf of third parties, alone or in participation with third parties:

(a)	the scientific research, the clinical study, the identification, the testing, analysis and evaluation, of biological, chemical or natural products with therapeutic or diagnostic potential in the life science area in general and in the pharmaceutical, medical, chemical, veterinary sectors in particular, and the production, the marketing, the exploitation, the granting or taking of a license and in general performing all possible transactions regarding any pharmaceutical or affiliated products and formulations;

(b)	the worldwide distribution of, selling of and providing services with regard to the products of the Company directly to clients and also via third parties;

(c)	the setting up of, participating in, managing of, monitoring of and collaborating with companies and other enterprises, obtaining, maintaining, selling or by other means managing of participations and interests in other companies and enterprises;

(d)	the financing of companies and other enterprises, borrowing, lending and collecting of funds, the participation in financial transactions, including the issuance of bonds, debentures or other securities, and concluding of all agreements somehow related thereto, to enterprises and companies connected to the Company in a group and to third parties;

(e)	providing guarantees, binding of the Company and encumbering assets of the Company for the benefit of enterprises and companies with which the Company is affiliated in a group and for the benefit of third parties;

(f)	to acquire, manage, exploit and dispose of movable goods, immovable property and all asset values in general;

(g)	to trade in currencies, securities, movable goods, immovable property and asset values in general;

(h)	to acquire, exploit and trade in patents, trademarks, licenses, know-how and other industrial property rights;

(i)	to perform all types of industrial, financial and commercial activities.

The Company may perform all civil, industrial, commercial, movable or immovable operations, directly or indirectly, totally or partially related to any section of its purpose, or that are of such a nature to enlarge the realization of its purpose or to facilitate it.

The Company may in any way, participate in all companies or enterprises with a similar or a related purpose, or whose purposes are of such a nature to facilitate the realization of its own purpose.

The Company may also enter into any agreement of cooperation, rationalization, association or other with such companies or enterprises.

The Company may provide a guarantee or provide security, both by providing personal rights or rights in rem for the benefit of any physical or legal person, whether or not affiliated. It may execute the role of director, managing director (“zaakvoerder” / “gérant”) and liquidator.

Article 4.- TERM.

The Company is incorporated for an indefinite term.

CHAPTER II. COMPANY’S CAPITAL AND SHARES.

Article 5.- CAPITAL.

The capital amounts to one hundred and seventy-four million seven hundred and twelve thousand eighty-one euro and eighty cents (€ 174,712,081.80).

It is represented by one million two hundred thirty-six thousand thee hundred and sixteen (1,236,316) registered shares without face value, of which:

a)	twenty-five thousand (25,000) Common Shares;

b)	two hundred and seventy-seven thousand two hundred and seventy-two (277,272) Preferred A Shares;

c)	four hundred seventy-nine thousand forty (479,040) Preferred B Shares; and

d)	four hundred fifty-five thousand and four (455,004) Preferred C Shares.

The capital is entirely and unconditionally subscribed for.

Article 6.- PROFIT-SHARING CERTIFICATES, WARRANTS, CONVERTIBLE BONDS AND CERTIFICATES.

The Company can issue profit sharing certificates, warrants, convertible bonds, or other securities. The Company can, for the benefit of the Company, collaborate with a third party for the issuance by this third party of certificates which represent the securities of the Company according to the provisions of article 7:61 of the Belgian Code for Companies and Associations. The Company can decide to take charge of the costs connected to the certification and to the incorporation and functioning of the issuer of the certificates. The certificate-holders, the issuer of the certificates or third parties may only rely upon the collaboration of the Company for the issuance of the certificates, if the Company confirms its collaboration by writing to the issuer. The issuer of the certificates has to make himself known to the Company in this respect. The Company takes notice of this mentioning in the concerned register of securities.

Article 7.- SHARES IN UNDIVISION OR CHARGED WITH TENANCY FOR LIFE.

The shares are indivisible with regard to the Company. Joint owners must be represented with regard to the Company by one single person; as long as this is not the case, the rights attached to these shares shall be suspended.

If no agreement can be reached between the titleholders, a competent judge may, upon request of the first party (including the company, as the case may be) to take action, appoint an interim administrator to exercise the concerned rights in the interest of the joint titleholders.

If the shares belong to bare owners and usufructuaries all rights, including voting rights, shall be exercised by the usufructuary(ies).

Article 8.- SERIES OF SHARES.

8.1            Series

                 The shares are divided into the following classes:

*           Common Shares,

*           ESOP Common Shares,

*           Preferred A Shares,

*           Preferred B Shares, and

*           Preferred C Shares.

All series of shares in the company shall benefit from the same rights and privileges unless specified otherwise in these articles or the Agreement.

 In the event of a transfer of shares, these shares shall remain allocated to the series of shares that they belonged to at the time of transfer.

8.2            Conversion

8.2.1.	Irrespective of article 8.2.4, any holder of Preferred C Shares may at any time convert its Preferred C Shares, or any part of such Preferred C Shares and any declared but unpaid dividends (other than the Preferred C Dividend) into Common Shares at the Conversion Ratio.

8.2.2.	Irrespective of article 8.2.5, any holder of Preferred B Shares may at any time convert convert its Preferred B Shares, or any part of such Preferred B Shares and any declared but unpaid dividends (other than the Preferred B Dividend) into Common Shares at the Conversion Ratio.

8.2.3.	Irrespective of article 8.2.6, any holder of Preferred A Shares may at any time convert its Preferred A Shares, or any part of such Preferred A Shares and any declared but unpaid dividends (other than the Preferred A Dividend) into Common Shares at the Conversion Ratio.

8.2.4.	All of the Preferred C Shares shall automatically convert into Common Shares at the Conversion Ratio: (A) on the date of receipt by the Company of written notice given by Preferred C Majority Consent requiring conversion of the Preferred C Shares; or (B) immediately upon the occurrence of a Qualifying IPO.

8.2.5.	All of the Preferred B Shares shall automatically convert into Common Shares at the Conversion Ratio: (A) on the date of receipt by the company of written notice given by Preferred B Majority Consent requiring conversion of the Preferred B Shares; or (B) immediately upon the occurrence of a Qualifying IPO.

8.2.6.	All of the Preferred A Shares shall automatically convert into Common Shares at the Conversion Ratio: (A) on the date of receipt by the Company of written notice given by Preferred A Majority Consent requiring conversion of the Preferred A Shares; or (B) immediately upon the occurrence of a Qualifying IPO.

8.2.7.	The ESOP Common Shares will automatically convert into Common Shares at the Conversion Ratio on the occurrence of an IPO.

8.2.8	The Class A Preference Profit Sharing Certificate will automatically convert into Common Shares at the applicable conversion rate set out in article 39.8 on the occurrence of an IPO.

8.2.9.	Upon any conversion of Preferred C Shares, Preferred B Shares or Preferred A Shares, all entitlements to the Preferred Dividend, and/or Outstanding A Liquidity Preference, Outstanding B Liquidity Preference and/or Outstanding C Liquidity Preference in respect of all Preferred C Shares and/or Preferred B Shares and/or Preferred A Shares (as the case may be) being converted shall be cancelled and all entitlements to any Catch-Up Amount in respect of all Common Shares shall be cancelled, it being understood, however, that such cancellation shall have no retroactive effect on the distribution of the Outstanding A Liquidity Preference (or part of it), the Outstanding B Liquidity Preference (or part of it) and/or the Outstanding C Liquidity Preference (or part of it) to holders of Preferred Shares or the distribution (or part of it) of the Catch-Up Amount to the holders of Common Shares, which may have occurred prior to such conversion.

8.2.10.	The Conversion Ratio, shall from time to time be adjusted if any Preferred C Shares, Preferred B Shares, Preferred A Shares or ESOP Common Shares remain capable of being converted into Common Shares and (A) there is a consolidation and/or sub-division of Common Shares, in which case the Conversion Ratio shall be adjusted by an amount that in the opinion of the Board is fair and reasonable, to maintain the right to convert so as to ensure that each holder of Preferred C Shares, Preferred B Shares, Preferred A Shares and/or ESOP Common Shares (as the case may be) is in no better or worse position as a result of such consolidation or sub-division, such adjustment to become effective immediately after such consolidation or sub-division; or (B) there is an allotment of fully paid Common Shares pursuant to a capitalisation of profits or reserves to holders of Common Shares, in which case the Conversion Ratio shall be adjusted by an amount that in the opinion of the Board is fair and reasonable, to maintain the right to convert so as to ensure that each holder of Preferred C Shares, Preferred B Shares, Preferred A Shares and/or ESOP Common Shares (as the case may be) is in no better or worse position as a result of such capitalisation of profits or reserves, such adjustment to become effective as at the record date for such issue.

8.2.11	Following a conversion pursuant to this article 8.2, the Company shall, as soon as reasonably practicable and no later than five (5) Business Days after conversion, enter the holders of the converted Class A Prefrence Profit Sharing Certificiate, Preferred Shares or ESOP Common Shares in to the share register of the Company as the holders of the appropriate number of Common Shares and forward a definitive share certificate for the appropriate number of fully paid Common Shares to such holder of converted shares, by post to his address as shown in the share register of the Company free of charge.

Article 9.- SHARES NOT FULLY PAID-UP - OBLIGATION TO PAY UP.

The commitment to pay up a share in full is unconditional and indivisible. If shares not fully paid up belong to several persons undividedly, each of them is responsible for the payment of the full amount of the called up payments due.

Any additional or full payment shall be requested by the Board at a time to be determined by it. The Shareholders shall be notified of this by registered letter, stating a bank account to which payment, to the exclusion of any other means of payment, must be made by bank transfer or deposit. The Shareholder shall be in default by the mere expiry of the period specified in the notification and interest shall be due to the Company at the statutory interest rate specified at that time.

As long as the requested payments due on a share have not been made in accordance with this provision, the exercise of all associated membership rights shall remain suspended. If the Shareholder fails to comply with the notice of default sent by the Board by registered letter after the expiry of the period determined by the Board, the Board may have the shares concerned sold in the most appropriate manner, without prejudice to the Company’s right to claim from the Shareholder the outstanding payment as well as any damages.

In addition, in the event of a transfer of shares that are not fully paid up, the transferor and transferee shall, notwithstanding any provision to the contrary, be jointly and severally liable for full payment. In the case of successive transfers, all successive transferees shall be jointly and severally liable in accordance with the provisions of article 7:77 of the Belgian Code for Companies and Associations.

Early payments on shares may not be made without the prior consent of the Board.

Article 10.- CAPITAL INCREASE.

10.1.

Capital increase by contribution in cash

Unless waived in writing by holders of not less than seventy-five per cent. (75%) of the Shares (including the Preferred C Majority), with respect to any specific capital increase, in the event of a capital increase by contribution in cash, each Shareholder has, in accordance with the provisions of articles 7:188 et seq. of the Belgian Code for Companies and Associations, a preferential right to subscribe to the newly issued shares in proportion to his participation in the capital (“pro rata participationis”) and calculated on an As-Converted Basis and fully diluted basis, it being understood that, with respect to Fidelity and EQT, any preferential subscription rights that Fidelity and EQT, respectively, may have pursuant to this article 10.1, cannot be waived without Fidelity’s and EQT’s respective consent. In case of different classes of shares, the holders of such class of shares will have a first preferential subscription right to subscribe to newly issued shares of such class.

The Shareholders will also have the right to acquire the pro rata share (calculated on an As Converted Basis and fully diluted basis) of a Shareholder who does not exercise his legal preferential subscription right. The terms and conditions for the exercise of this preferential subscription right are laid down in the Belgian Code for Companies and Associations.

10.2.

The rights set out in article 10.1 shall not apply to:

(a) the issue of any Employee Stock Option Warrants or the issue of any ESOP Common Shares on the exercise of any Employee Stock Option Warrant or the grant of any ESOP Common Shares or rights over ESOP Common Shares under the ESOP Stock Option Plan;

(b)  the issue of any new Preferred C Shares in accordance with the terms of the 2023 Subscription Agreement;

(c)  the issue of any Anti-Dilution Warrants or shares issued on the exercise of any Anti-Dilution Warrants;

(d)  Shares or options or other rights over Shares issued or granted to the Shareholders in accordance with the terms of any shareholders’ agreement or similar document in force between the Shareholders and the Company from time to time; and

(e)  the issue of Shares following the conversion of the Class A Preferred Profit Sharing Certificate.

(b)  the issue of any new Preferred C Shares in accordance with the terms of the 2023 Subscription Agreement;

(c)  the issue of any Anti-Dilution Warrants or shares issued on the exercise of any Anti-Dilution Warrants;

(d)  Shares or options or other rights over Shares issued or granted to the Shareholders in accordance with the terms of any shareholders’ agreement or similar document in force between the Shareholders and the Company from time to time; and

(e)  the issue of Shares following the conversion of the Class A Preferred Profit Sharing Certificate.

Article 11.- TRANSFER OF SHARES ISSUED BY THE COMPANY.

11.1.	Conditions precedent to any transfer

11.1.1.

References in this article 11 to Shares shall also be construed to mean any other securities in the Company, unless explicitly provided otherwise.

Subject to the provisions set forth in this article 11, the Shareholders cannot transfer any Shares to any person or legal entity and any such transfer of Shares shall not be enforceable towards the other Shareholders and the Company unless:

A.	the transferring Shareholder notifies the Board in writing of the proposed transfer of Shares at least (i) ten (10) Business Days prior to the effective transfer to a Permitted Transferee (except if the proposed transfer of Shares is due to any change of law, regulation or rule which makes it unlawful for the transferring Shareholder to hold the Shares, in which case the transferring Shareholder notifies the Board as soon as possible after being informed of the relevant events requiring the transfer) or (ii) twenty (20) Business Days prior to the effective transfer for any other transfer (the Confirmation Notice); and

B.	the proposed transferee is a party to the Agreement or has signed an Accession Deed.

11.1.2.	The Confirmation Notice must contain (i) the surname, full name, address, occupation, or in the case of a corporate entity the corporate name and registered office of the transferee, (ii) the number and classes of Shares that are transferred, (iii) the price and the conditions (save for the transfers to a Permitted Transferee referred to under paragraph (c) of the corresponding definition of this expression), and (iv) a copy of the Accession Deed duly executed by the transferee, as mentioned in article 11.1.1. above.

11.2.	Permitted Transfers

11.2.1.	Subject to the accomplishment of the conditions precedents set forth in article 11.1, a Shareholder (the Original Shareholder) may transfer all or any of his or its Shares to a Permitted Transferee without restriction as to price or otherwise.

11.2.2	A Permitted Transferee may transfer some or all of their Shares back to the Original Shareholder or to another Permitted Transferee of the Original Shareholder without restriction as to price or otherwise. Such transferee shall be deemed a Permitted Transferee.

11.2.3	Where under the provision of a deceased Shareholder’s will or laws as to intestacy, the persons legally or beneficially entitled to any Shares, whether immediately or contingently, are Permitted Transferees of the deceased Shareholder, the legal representative of the deceased Shareholder may transfer any Share to those Permitted Transferees, in each case without restriction as to price or otherwise. Shares previously transferred as permitted by this article 11.2.3 may be transferred by the transferee to any other Permitted Transferee of the Original Shareholder without restriction as to price or otherwise.

11.2.4	If a Permitted Transferee who was a Member of the Same Group as the Original Shareholder ceases to be a Member of the Same Group as the Original Shareholder, the Permitted Transferee must not later than ten (10) Business Days after the date on which the Permitted Transferee so ceases, transfer the Shares held by it to the Original Shareholder or a Member of the Same Group as the Original Shareholder (which in either case is not in liquidation) without restriction as to price or otherwise failing which it will be deemed to have given a Transfer Notice in respect of those Shares. This article 11.2.4 may be disapplied in respect of any particular transfer to a Permitted Transferee by Preferred Majority Consent.

11.2.5	Unless otherwise agreed in writing between the Company and the Original Shareholder, if a Permitted Transferee who was a Member of the Same Fund Group as the Original Shareholder ceases to be a Member of the Same Fund Group, the Permitted Transferee must not later than five (5) Business Days after the date on which the Permitted Transferee so ceases, transfer the Shares held by it to the Original Shareholder or a Member of the Same Fund Group as the Original Shareholder (which in either case is not in liquidation) without restriction as to price or otherwise failing which it will be deemed to give a Transfer Notice in respect of such Shares on the first Business Day after the expiry of that five Business Day period. This article 11.2.5 may be disapplied in respect of any particular transfer to a Permitted Transferee by Preferred Majority Consent or by decision of the Board.

11.2.6	Trustees, nominees of custodians may (i) transfer Shares to a Qualifying Company or (ii) transfer Shares to the Original Shareholder or to another Permitted Transferee of the Original Shareholder or (iii) transfer Shares to the new or remaining trustees upon a change of Trustees without restrictions as to price or otherwise.

11.2.7

No transfer of Shares may be made to Trustees unless the Board is satisfied:

(a) with the terms of the trust instrument and in particular with the powers of the Trustees;

(b) with the identity of the proposed Trustees;

(c) the proposed transfer will not result in 50 per cent. or more of the aggregate of the Company’s share capital being held by Trustees of that and any other trusts; and

(d) that no costs incurred in connection with the setting up or administration of the Family Trust in question are to be paid by the Company.

11.2.8	If a Permitted Transferee who is a Qualifying Company of the Original Shareholder ceases to be a Qualifying Company of the Original Shareholder, it must within five (5) Business Days of so ceasing, transfer the Shares held by it to the Original Shareholder (or, to any Permitted Transferee of the Original Shareholder) (and may do so without restriction as to price or otherwise) failing which it will be deemed (unless it obtains the approval of the Board), to have given a Transfer Notice in respect of such Shares on the first Business Day after the expiry of that five (5) Business Day period.

11.2.9

If a Permitted Transferee who is a spouse or civil partner of the Original Shareholder ceases to be a spouse or civil partner of the Original Shareholder whether by reason of divorce or otherwise he must, within 15 Business Days of so ceasing either:

(a) execute and deliver to the Company a transfer of the Shares held by him to the Original Shareholder (or, to any Permitted Transferee of the Original Shareholder) for such consideration as may be agreed between them; or

(b) give a Transfer Notice to the Company in accordance with article 11.4, failing which he shall be deemed to have given a Transfer Notice on the first Business Day after the expiry of that 15 Business Day period.

11.2.10	On the death (subject to article 11.2.3), bankruptcy, liquidation, administration or administrative receivership of a Permitted Transferee (other than a joint holder) his personal representatives or trustee in bankruptcy, or its liquidator, administrator or administrative receiver must within five (5) Business Days after the date of the grant of probate, the making of the bankruptcy order or the appointment of the liquidator, administrator or the administrative receiver (as applicable) execute and deliver to the Company a proof of a transfer of the Shares held by the Permitted Transferee without restriction as to price or otherwise. The transfer shall be to the Original Shareholder if still living (and not bankrupt or in liquidation) or, if so directed by the Original Shareholder, to any Permitted Transferee of the Original Shareholder. If the transfer is not executed and delivered within five (5) Business Days of such period or if the Original Shareholder has died or is bankrupt or is in liquidation, administration or administrative receivership, the personal representative or trustee in bankruptcy or liquidator, administrator or administrative receiver (as applicable) will be deemed to have given a Transfer Notice on the first Business Day after the expiry of that five Business Day period.

11.2.11	A transfer of any Shares approved by the Board (acting by majority vote that includes an affirmative vote from at least one Investor Director) may be made without restriction as to price or otherwise and with any such conditions as may be imposed.

11.2.12	Any Shares may at any time be transferred where there is a sale of the entire issued share capital of the Company to a Holding Company, pursuant to a Proposed Reorganisation.

11.2.13	Any Shares may be transferred at any time pursuant to the exercise of a call option, in accordance with the Agreement.

11.3	Founder and Key Manager Restrictions

The Founders and Key Managers may not transfer their securities of the company within the first two (2) years after 10 October 2023, except:

(i)             the unrestricted transfers pursuant to article 11.2 (except article 11.2.11),

(ii)           pursuant to the application of the Drag Along Right, as set out in article 11.7, pursuant to the exercise of a call option, in accordance with the Agreement, or

(iii)           with Preferred Majority Consent.

11.4	Right of first refusal

11.4.1.	Without prejudice to the other provisions of article 11 (and in particular to the rights included in article 11.2), in the event that a Shareholder (the Transferor) wishes to transfer any or all of his Shares (or securities convertible into or exchangeable for Shares) (the Offered Shares) to any person other than a Permitted Transferee of such Shareholder, he shall first give written notice of such intention to the Board (the Transfer Notice). For the avoidance of any doubt, the Transfer Notice can be part of the Confirmation Notice. Accordingly, upon receipt of the Transfer Notice, the condition precedent as set out in article 11.1.1.A. shall be deemed to be fulfilled.

11.4.2.	The Transfer Notice shall:

a)	specify the number and class of the Offered Shares and the percentage they represent of the total number of shares held by the Transferor;

b)	specify if the Transferor wishes to transfer the Offered Shares to a third party, the name of the proposed transferee;

c)	specify the requested price per Offered Share (the Requested Price);

d)	specify the anticipated closing date for the transfer of the Offered Shares; and

e)	fully describe the other terms and conditions on which the Transferor has agreed to transfer the Offered Shares (the Requested Terms).

If no cash price is specified by the Transferor, the Requested Price must be agreed by the Board. In addition, if the Requested Price is not specified in cash, an equivalent cash value price must be agreed between the Transferor and the Board. In both cases, the price will be deemed to be the Fair Value of the Offered Shares if no price is agreed within five (5) Business Days of the Company receiving the Transfer Notice. Delivery of a Transfer Notice constitutes the Company as the agent of the Transferor for the sale of the Offered Shares at the Requested Price.

11.4.3.	The Board shall give written notice to the Major Investors in order to enable each Major Investor to exercise a right of first refusal (the Right of First Refusal) on such Offered Shares, within ten (10) Business Days following the receipt by the Board of the Transfer Notice (the Right of First Refusal Invitation Notice). The Right of First Refusal Invitation Notice shall include a copy of the Transfer Notice.

11.4.4.	Each Major Investor who wishes to purchase Offered Shares at the Requested Price and under the Requested Terms shall within ten (10) Business Days following the receipt of the Right of First Refusal Invitation Notice, notify the Board thereof, indicating the number of Offered Shares that it wishes to purchase. Any Major Investor who does not notify the Board within such period of ten (10) Business Days shall be deemed not to exercise its Right of First Refusal.

11.4.5.	If the Major Investors exercised their Right of First Refusal pursuant to article 11.4.4 in aggregate for more than one hundred percent (100%) of the Offered Shares, each Major Investor who exercised its Right of First Refusal pursuant to article 11.4.4 shall be allocated a number of Offered Shares pro rata to its shareholding compared to the other Major Investors who exercised their Right of First Refusal pursuant to article 11.4.4, provided that such Major Investor shall not be allocated more Offered Shares than it requested to purchase. If the Major Investors exercised their Right of First Refusal pursuant to article 11.4.4 in aggregate for one hundred percent (100%) or less than one hundred percent (100%) of the Offered Shares, each such Major Investor shall be allocated the number of Offered Shares that it requested to purchase.

11.4.6.	If the Major Investors exercised their Right of First Refusal pursuant to article 11.4.4 in aggregate for less than one hundred percent (100%) of the Offered Shares, the Board shall, within five (5) Business Days following the expiry of the period provided for in article 11.4.4, send a written notice hereof to all Major Investors that exercised their Right of First Refusal in the first round. These Major Investors shall have a Right of First Refusal on the Offered Shares that are not taken in the first round (the Remaining Offered Shares).

11.4.7.	Each Major Investor who wishes to purchase the Remaining Offered Shares at the Requested Price and under the Requested Terms shall within five (5) Business Days following receipt of the notice provided for in article 11.4.6, notify the Board thereof, indicating the number of Remaining Offered Shares that it wishes to purchase. Any Major Investor who does not notify the Board within such period of five (5) Business Days shall be deemed not to exercise its second Right of First Refusal.

11.4.8.	If the Major Investors exercised their Right of First Refusal pursuant to article 11.4.7 in aggregate for more than one hundred percent (100%) of the Remaining Offered Shares, the Remaining Offered Shares shall be allocated to the Major Investors who exercised their Right of First Refusal pursuant to article 11.4.7 pro rata, compared to the other Major Investors who exercised their Right of First Refusal pursuant to article 11.4.7, with respect to the number of Remaining Offered Shares they requested to purchase. If the Major Investors exercised their Right of First Refusal pursuant to article 11.4.7 in aggregate for one hundred percent (100%) of the Remaining Offered Shares or less, each such Major Investor shall be allocated the number of Remaining Offered Shares that it requested to purchase.

11.4.9.	The Board shall inform the Transferor and the Major Investors, who exercised any Right of First Refusal, in writing of the final outcome of the Right of First Refusal procedure set out in articles 11.4.1 to 11.4.8 (including) within five (5) Business Days following the expiry of the period set out in article 11.4.4 or article 11.4.7, as the case may be.

11.4.10.	Contrary to article 1583 of the (former) Belgian Civil Code and subject to article 11.4.11, the ownership of the Offered Shares purchased by a Major Investor shall be transferred to such purchasing Major Investor upon payment by him of the Requested Price per purchased Offered Share within sixty (60) calendar days following the date of his first notice informing the Transferor that he wishes to purchase Offered Shares. Upon payment of the Requested Price and compliance with the specified terms and conditions, the Board shall have the power to record the transfer in the Company’s share register.

11.4.11.	If the Major Investors have not exercised their Rights of First Refusal with respect to all the Offered Shares or Remaining Offered Shares (any such Shares being the Unrestricted Shares), the Unrestricted Shares become freely transferable by the Transferor (subject to article 11.5 below) during a period of six (6) months as from the date of the Transfer Notice at a price not less than the Requested Price and under terms and conditions similar not more favourable than the Requested Terms. For transfers after this six (6) months’ period the procedure set out in this article 11.4 will have to be applied again.

11.4.12.	In the event that a Major Investor has any specific requirements around settlement of the purchase price in repsect of any transfer pursuant to this article 11.4, such Major Investor shall communicate such request to the Board who shall seek to accomodate such requirements (insofar as reasonable) in the process set out above.

11.4A	Valuation of Shares

11.4A.1

If no Requested Price can be agreed between the Transferor and the Board in accordance with provisions of article 11.4.2 or otherwise then, on the date of failing agreement, the Board shall either:

(a) appoint an expert valuer in accordance with article 11.4A.2 (the Expert Valuer) to certify the Fair Value of the Offered Shares; or

(b) if the Fair Value has been certified by an Expert Valuer within the preceding 12 weeks, specify that the Fair Value of the Offered Shares will be calculated by dividing any Fair Value so certified by the number of Offered Shares to which it related and multiplying such Fair Value by the number of Offered Shares the subject of the Transfer Notice.

11.4A.2

The Expert Valuer will be either:

(a) the Statutory Auditor; or

(b) if otherwise agreed by the Board (acting by majority vote that includes an affirmative vote from at least one Investor Director) and the Transferor, an independent firm of Chartered Accountants to be agreed between the Board and the Transferor.

11.4A.3

The Fair Value of the Offered Shares shall be determined by the Expert Valuer on the following assumptions and bases:

(a) valuing the Offered Shares as on an arm’s-length sale between a willing seller and a willing buyer;

(b) if the Company is then carrying on business as a going concern, on the assumption that it will continue to do so;

(c) that the Offered Shares are capable of being transferred without restriction;

(d) valuing the Offered Shares as a rateable proportion of the total value of all the issued Shares (excluding any Shares held in treasury) without any premium or discount being attributable to the percentage of the issued share capital of the Company which they represent but taking account of the rights attaching to the Offered Shares; and

(e) reflect any other factors which the Expert Valuer reasonably believes should be taken into account.

11.4A.4	If any difficulty arises in applying any of these assumptions or bases then the Expert Valuer shall resolve that difficulty in whatever manner it shall in its absolute discretion think fit.

11.4A.5	The Expert Valuer shall be requested to determine the Fair Value within 20 Business Days of its appointment and to notify the Board of their determination.

11.4A.6	The Expert Valuer shall act as expert and not as arbitrators and their determination shall be final and binding on the parties (in the absence of fraud or manifest error);

11.4A.7	The Board will give the Expert Valuer access to all accounting records or other relevant documents of the Company subject to them agreeing to such confidentiality provisions as the Board may reasonably impose.

11.4A.8	The Expert Valuer shall deliver its certificate to the Company. As soon as the Company receives the certificate it shall deliver a copy of it to the Transferor.

11.4A.9	Unless the Board (acting by majority vote that includes an affirmative vote from at least one Investor Director) determines otherwise, the cost of obtaining the certificate shall be borne by the Transferor.

11.5	Co-Sale Right

11.5.1.	Without prejudice to the other provisions of article 11, no transfer of any Common Shares held by a Founder or Key Manager may be made or validly registered unless the relevant Founder or Key Manager and any Permitted Transferee of that Founder or Key Manager (the Key Transferor) shall have observed the following procedures of this article 11.5 unless it has been determined, by Preferred Majority Consent, that this article 11.5 shall not apply to such transfer.

11.5.2	For the purposes of disapplying the procedures of article 11.5, any Shares held by a Key Transferor or its Affiliates shall be excluded from contributing towards the Preferred Majority Consent.

11.5.3

After the Key Transferor has gone through the Right of First Refusal process set out in article 11.4, the Key Transferor shall give the Company and each Major Investor (an Equity Holder) not less than 15 Business Days’ notice in advance of the proposed sale (a Co-Sale Notice). The Co-Sale Notice shall specify:

(a) the identity of the proposed purchaser (the Buyer);

(b) the number of Common Shares which the Key Transferor proposes to sell;

(c) the price per share which the Buyer is proposing to pay to the Key Transferor and the Equity Holder;

(d) the manner in which the consideration is to be paid; and

(e) the address where the counter-notice should be sent.

11.5.4.	The Company shall have five (5) Business Days to decide by approval of the Board (including at least two (2) Investor Directors) whether it wishes to acquire all of the Common Shares offered by the Transferor at the proposed price by sending a counter-notice to the Buyer and the Equity Holders. Upon service of the counter-notice on the Transferor by the Company, the Transferor must, against payment of the purchase price, transfer the Common Shares to the Company in the terms set out in the Co-Sale Notice.

11.5.5	If the Company does not elect to exercise its purchase right in article 11.5.3 and does not serve a counter-notice on the Transferor and the Equity Holders, the Equity Holders shall have a further ten (10) Business Days to notify the Transferor that they wish to sell a certain number of Shares held by them at the proposed sale price, by sending a counter-notice which shall specify the number of Shares which such Equity Holder wishes to sell. The maximum number of shares which an Equity Holder can sell under this procedure shall be:

Where:

X = is the number of Preferred Shares held by the Equity Holder;

Y = is the total number of Preferred Shares held by the Equity Holders; and

Z = is the number of Common Shares the Transferor proposes to sell.

Any Equity Holder who does not send a counter-notice within such ten (10) Business Day period shall be deemed to have specified that they wish to sell no Shares.

11.5.6.	Following the expiry of fifteen (15) Business Days from the date the Equity Holders receive the Co-Sale Notice, the Transferor shall be entitled to sell to the Buyer on the terms notified to the Equity Holders a number of Shares not exceeding the number specified in the Co-Sale Notice less any Shares which Equity Holders have indicated they wish to sell, provided that (i) at the same time the Buyer (or another person) purchases from the Equity Holders the number of Shares they have respectively indicated they wish to sell on terms no less favourable than those obtained by the Transferor from the Buyer, (ii) the Equity Holders shall not be required to agree to any restrictive covenant in connection with such sale (including without limitation any covenant not to compete or any covenant not to solicit customers, employee or suppliers of any party to such sale), and (iii) no Equity Holder shall be required to provide any representations, warranties, indemnities or covenants in connection with such sale, except warranties in regard of such Equity Holder’s title to the Shares to be transferred and such Equity Holder’s capacity to enter into the transactions required to execute such sale.

11.5.7.	No sale by the Transferor shall be made pursuant to any Co-Sale Notice more than three (3) months after service of that Co-Sale Notice.

11.5.8.	Transfers of Shares made by Equity Holders exercising their Co-Sale Right in accordance with this article 11.5 shall not be subject to article 11.4.

11.6.	Control tag along right

11.6.1.	Without prejudice to the other provisions of article 11, in case a Shareholder and/or a bona fide third party obtain(s), individually or jointly, a Decisive Influence (as defined hereafter) in the Company (the Decisive Shareholder), each of the Major Investors (except for the Decisive Shareholder) has a put option to transfer all of its Shares, subject, however, to the Right of First Refusal set out in article 11.4, to the Decisive Shareholder (the Control Tag Along Right), regardless whether such a Decisive Influence has been obtained through the transfer of Shares, the subscription of shares or otherwise.

11.6.2.	Such person shall have a Decisive Influence in the Company in case it, together with its Affiliates, Member of the Same Group and/or Member of the Same Funds Group acquires, directly or indirectly, control over the Company as defined in article 1:14 of the Belgian Code for Companies and Associations.

11.6.3.	The Control Tag Along Right shall be exercisable by the Major Investors at a price per Share computed as the highest per share paid by the Decisive Shareholder over the last twelve (12) months to obtain a Decisive Influence in the Company.

11.6.4.	The Decisive Shareholder shall give notice hereof to the Board (the Decisive Influence Notice), within ten (10) Business Days following the event pursuant to which he obtained a Decisive Influence on the Company.

11.6.5.	The Board shall give written notice to each of the Major Investors:

(a)	in the event a Shareholder and/or a bona fide third party obtain(s), individually or jointly, a Decisive Influence in the Company or

(ii)	of the Decisive Influence Notice (as the case may be), within five (5) Business Days following respectively

(a)	a Shareholder and/or a bona fide third party obtaining, individually or jointly, a Decisive Influence in the Company or

(b)	receipt of the Decisive Influence Notice, in order to allow each of the Major Investors to exercise their Control Tag Along Right (the Control Tag Along Invitation Notice).

11.6.6.	The Major Investors wishing to exercise their Control Tag Along Right shall, within twenty (20) Business Days following receipt of the Control Tag Along Invitation Notice, so notify the Decisive Shareholder and the Board in writing (the Control Tag Along Exercise Notice). Any Major Investor who does not notify the Board within such period of twenty (20) Business Days shall be deemed not to exercise its Control Tag Along Right.

11.6.7.	The price for the Shares of the Major Investors who exercised their Control Tag Along Right shall be paid by the Decisive Shareholder and the Shares shall be transferred to the Decisive Shareholder at the latest ten (10) Business Days following receipt by the Decisive Shareholder of the Control Tag Along Exercise Notice.

11.6.8.	The expenses incurred in respect of any work relating to the exercise of the Control Tag Along Right, including, but not limited to, any legal costs and fees, shall be borne by each of the Major Investors who exercised their Control Tag Along Right pro rata their respective part of the total amount of the proceeds paid for the shares by the Decisive Shareholder to the respective Major Investors.

11.6.9.	In connection with a sale pursuant to the exercise of their Control Tag Along Right, the Major Investors shall not be required to (i) agree to any restrictive covenant (including without limitation any covenant not to compete or any covenant not to solicit customers, employee or suppliers of any party to such sale), (ii) provide any representations, warranties, indemnities or covenants in connection with such sale, except warranties in regard of such Major Investor’s title to the Shares to be transferred and such Major Investor’s capacity to enter into the transactions required to execute such sale.

11.7.	Drag Along Right

11.7.1.	If the Preferred Majority propose to transfer all of their interest in the Shares (the Preferred Shareholders agreeing to such proposal the Dragging Parties) with a bona fide transferee (the Prospective Transferee) in a transaction that is approved by the Board (following a majority vote including an affirmative vote from an Investor Director):

A.	the Right of First Refusal set forth in article 11.4, the Co-Sale Right set forth in article 11.5 and the Control Tag Along Right set forth in article 11.6 shall not be applicable; and

B.	the Dragging Parties may require each of the holders of Shares and any holders of rights to subscribe for shares (including through conversion) (the Dragged Parties) to sell and transfer their Shares and rights to the Prospective Transferee as part of such proposed transaction (or such other actions as necessary to effect the relevant transaction) upon the same terms and conditions, as accepted by the Dragging Parties (it being understood, however, that Securities giving right to shares shall be considered on a “per share, as if exercised/converted basis”, deducting their exercise/conversion price per Share) (the Drag Along Right). In the event that the consideration to be paid to the holders of Preferred C Shares in the proposed transaction is less than 2.0x the Preferred C Issue Price (as adjusted for any Reorganisation), the Preferred C Majority Consent shall be required to effect the Drag Along Right with respect to the Preferred C Shares.

11.7.2.	The consideration (payable in cash or otherwise) for which the Dragged Parties shall be obliged to sell each of their Shares shall be that to which they would be entitled if the total consideration proposed to be paid, allotted or transferred by the Prospective Transferee were distributed to the Dragged Parties and the Dragging Parties in accordance with the provisions of article 35.

11.7.3	In the event that the Dragging Parties, in connection with the Drag Along Right, appoint a shareholder representative approved by Preferred Majority Consent (a Shareholder Representative), with respect to matters affecting the Shareholders under the applicable definitive transaction agreements following completion of the transaction, each Dragged Party shall be deemed (i) to consent to: (x) the appointment of such Shareholder Representative; (y) the establishment of any applicable escrow, holdback, expense or similar fund in connection with any indemnification or similar obligations; and (z) the payment of such Dragged Party’s applicable portion (from the applicable escrow, holdback fund or expense fund or otherwise) of any and all reasonable and properly incurred fees and expenses of such Shareholder Representative, in each case in connection with such Shareholder Representative’s services and duties in connection with such Drag Along Right and its related service as the representative of the Dragged Parties; and (ii) not to assert any claim or commence any suit against the Shareholder Representative or any other Shareholder with respect to any action or inaction taken or failed to be taken by the Shareholder Representative in connection with its service as the Shareholder Representative, absent gross negligence, fraud or wilful misconduct on the part of the Shareholder Representative.

11.7.4	The Dragging Parties (or one or more persons designated by them) shall inform the Board in writing of their decision to exercise their Drag Along Rights, together with: (i) the name of the party to whom the Shares are being sold; (ii) the consideration for the Shares being sold (calculated in accordance with article 35; and (iii) the proposed date of the transfer and sale (the Drag Along Notice). For the avoidance of any doubt, the Drag Along Notice can be part of the Transfer Notice, as the case may be. The Board shall, within five (5) Business Days as of the date of the Drag Along Notice, inform the Dragged Parties thereof. Following the payment of the consideration for the Shares being sold, the Shares and, as the case may be, any other Securities of the Company of the Dragged Parties, shall transfer automatically and by operation of law to the Prospective Transferee in accordance with the above.

11.7.5	In the event that a Dragged Party does not provide the Prospective Transferee, within twenty (20) Business Days from the date on which the information is given by the Board, with the necessary details or other assistance to enable the Prospective Transferee to make the payment, then the Prospective Transferee shall make the payment to the Company, which shall hold the funds for and on behalf of the Dragged Party concerned and which shall transfer those funds, at the first request of such Dragged Party, to the latter (without any interest).

11.7.6	The ownership of the relevant shares shall be transferred at the date the ownership of the shares of the Dragging Parties is transferred to the Prospective Transferee. The Board or the persons designated by it shall have the power to record the transfer in the share register of the Company.

11.7.7	The expenses incurred in respect of any work relating to the exercise of the Drag Along Right, including, but not limited to, any legal costs and fees, shall be borne by each of the Shareholders pro rata their respective part of the total amount of the proceeds paid for the shares by the Prospective Transferee.

11.7.8	In connection with a sale pursuant to the exercise of the Drag Along Right and except with their consent, Dawn and the Major Investors that are Dragged Parties shall not be required to (i) agree to any restrictive covenant (including without limitation any covenant not to compete or any covenant not to solicit customers, employee or suppliers of any party to such sale) and (ii) provide any representations, warranties, indemnities or covenants in connection with such sale, except warranties in regard of Dawn’s or such Major Investor’s (as applicable) title to the Shares to be transferred and Dawn’s or such Major Investor’s (as applicable) capacity to enter into the transactions required to execute such sale. In addition to the foregoing, (i) the liability of Fidelity, Dawn, Canaan, Redmile, Pfizer, BIVF and EQT shall be (x) several (and not joint), (y) pro rata the number of Shares transferred and (z) capped at the amount of proceeds received by each of them, and (ii) Fidelity, Pfizer, BIVF and EQT shall not be required to provide any release of claims other than a release in customary form arising from its capacity as a Shareholder. Such exceptions as they relate to Fidelity, Dawn, Canaan, Redmile, Pfizer, BIVF and EQT, respectively, may only be waived with Fidelity’s, Dawn’s, Canaan’s, Redmile’s, Pfizer’s, BIVF’s and EQT’s respective written consent.

A Dragged Party shall not be required to and shall not in any way be bound by any provisions of any instrument of transfer or other documents which would purport to require any such person to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective affiliates, except that a Dragged Party may be required to agree to terminate the investment-related documents between or among such Dragged Party, the Company and/or other Shareholders of the Company.

11.8	Holding Company Reorganisation

11.8.1	In the event of a Holding Company Reorganisation approved by: (i) Preferred Majority Consent and (ii) the Board (a Proposed Reorganisation), each Shareholder shall: (x) consent to, vote for, raise no objections to and waive any applicable rights in connection with the Proposed Reorganisation; and (y) take all such actions to tender their Shares as required pursuant to the Proposed Reorganisation, including, inter alia, the execution of a power of attorney by each Shareholder (except for Fidelity) approving the appointment of one or more Directors (or directors of the new Holding Company) as the Shareholder’s attorney to take all such actions for and on behalf of such Shareholder (the Reorganisation Actions). The Shareholders shall be required to take all Reorganisation Actions with respect to the Proposed Reorganisation as are reasonably required by the Board to facilitate the Proposed Reorganisation provided that nothing in this article 11.8.1 shall require any Shareholder to take any unlawful action or step. If any Shareholder (other than Fidelity) fails to comply with the provisions of this article 11.8, the Company shall be constituted as the agent of each defaulting Shareholder for taking such Reorganisation Actions as are necessary to effect the Proposed Reorganisation and the Directors shall be empowered to execute and deliver on behalf of such defaulting Shareholder the necessary documents to effect the Proposed Reorganisation, including, without limitation, any share exchange agreement and/or stock transfer form(s) and/or indemnity for any lost share certificate(s).

11.8.2	The Company shall procure that the new Holding Company shall ensure that the shares issued by it to the Shareholders (or a subsequent holder, as the case may be) pursuant to the Holding Company Reorganisation will be fully paid-up as to the amount determined in accordance with this article 11.8 and which new shares shall be subject to the constitutional documents of the new Holding Company and otherwise (subject to the express provisions of such constitutional documents) have the same rights as all other new Holding Company shares of the same class in issue at the time (other than as regards any dividend or other distribution payable by reference to a record date preceding the date of allotment and issue of such new Holding Company shares).

11.8.3	On any person, following the date of completion of a Holding Company Reorganisation, becoming a Shareholder pursuant to the exercise of a pre-existing option or warrant giving the right to acquire Shares in the Company or pursuant to the conversion of any convertible security of the Company or otherwise (a New Reorganisation Shareholder), the New Reorganisation Shareholder shall then be bound to do all such acts and things necessary in order to transfer all such resulting Shares to the new Holding Company, and the provisions of this article 11.8 shall apply with the necessary changes to the New Reorganisation Shareholder provided that nothing in this article 11.8 shall require any such New Reorganisation Shareholder to take any unlawful action or step.

11.9	Lock Up

11.9.1	Other than the sale of any Shares to an underwriter pursuant to an underwriting agreement, each Shareholder shall only be required to enter into a separate lock-up agreement in respect of (or similar undertaking in relation to the retention, disposal or manner of disposal of) the Shares held by it immediately prior to an IPO, for not more than 180 days after the completion of the IPO in a form approved by the Board acting with Preferred Majority Consent if and to the extent reasonably required by the Company’s underwriters in order to facilitate an IPO, provided that:

(a)	all directors, officers of the Company and holders of at least 1% of the issued share capital (on an As Converted Basis) enters into a similar lookup agreement or undertaking;

(b)	the lock up agreements or undertakings to be entered into by the other Shareholders are on no more onerous terms in all material respects to those which are entered into by all directors, officers of the Company and holders of at least 1% or more of the issued share capital (on an As Converted Basis); and

(c)	if any of the obligations described in this article 11.9 are waived or terminated with respect to any Shares held by any Shareholder, with the exception of a waiver or termination as a result of death or incapacity of a Shareholder that is a natural person, the restrictions shall be waived or terminated for each Shareholder pro rata the percentage of the Shares held by the applicable Shareholder.

11.9.2	Any Shares acquired by a Shareholder in the open market, as part of a secondary issuance or offerings in or after the IPO or any transfers of securities to Permitted Transferees shall not be subject to the restrictions set out in this article 11.9, provided that, in case of a transfer of securities to a Permitted Transferee, such Permitted Transferee shall be bound by the restrictions set out in this article 11.9 in the same manner as the Original Shareholder

11.9.3	If any Shareholder fails to comply with the provisions of this article 11.9, the Company shall be constituted the agent of each defaulting Shareholder (other than Redmile, Fidelity and EQT) in order to take such actions as the Company considers reasonable in order to give effect to this article 11.9 and the Director may authorise an officer of the Company or a Director to execute and deliver on behalf of such defaulting Shareholder the necessary documents to effect the lockup, including, without limitation, a lock-up agreement, in a form approved by Preferred Majority Consent. With respect to Fidelity and EQT, none of the provisions of this article 11.9 shall be amended, terminated or waived without its consent, insofar as they relate to Fidelity and EQT, respectively.

CHAPTER III. BODIES OF THE COMPANY.

SECTION 1. General meeting

Article 12.- ANNUAL MEETING- EXTRAORDINARY GENERAL MEETING.

12.1.1.	If The annual general meeting of the Company shall be held on the fourth Tuesday of the month April at 4 PM. However, should this day be a legal holiday, the annual general meeting of the Company will take place on the next working day.

12.1.2.	The annual general meeting of the Company is held at the registered office of the Company or in the commune of the registered office of the Company.

12.1.3.	The extraordinary or special general meetings of the Company are held at the place indicated in the invitation notice.

Article 13.- NOTICES.

13.1.1	The notices of any general meeting of the Company shall state the agenda of the general meeting and shall be issued at least 15 days prior to the date of the general meeting.

13.1.2	The persons, who need to be convened to the meeting in accordance with the applicable legal provisions and who have participated in the meeting, shall be considered as validly convened.

Article 14.- DISPOSAL OF DOCUMENTS.

Together with the notice for any general meeting of the Company, a copy of the mandatory documents which must be provided at least 15 days prior to the date of the general meeting pursuant to the Belgian Code for Companies and Associations shall be sent to the persons who are entitled to such documents under any applicable legal provisions, unless such person has waived this formality in writing.

Article 15.-ADMISSION TO THE MEETING.

To be admitted to the general meeting, each owner of securities who has the right to be convened at the general meeting of the Company in accordance with the applicable legal provisions, must, if this is required in the convening notice, at least three days before the date set for the meeting, notify the management body of his intention to participate at the meeting, or else deposit his (certificates of) securities, at the registered office or with an institution indicated thereto in the convening notice.

Article 16.- REPRESENTATION.

16.1.	Each Shareholder may be represented, by way of a signed proxy, at a general meeting of the Company by a proxyholder, who needs not be a Shareholder.

16.2.	The proxies may be communicated by letter, e-mail or any other means mentioned in article 2281 of the (former) Belgian Civil Code and shall be deposited at the bureau of the meeting. Moreover, the Board may demand that they be deposited at a place of its choosing three working days before the general meeting.

Article 17.- ATTENDANCE LIST.

The Shareholder or their proxyholders are obliged, before being admitted to the general meeting, to sign the attendance list indicating their surname, first name(s) and domicile or the corporate name and registered office and the number of shares they represent.

Article 18.- COMPOSITION OF THE BUREAU - MINUTES.

The general meetings shall be chaired by the Chairperson Director or, in the latter’s absence, by his substitute or by a member of the meeting appointed by the meeting. The chairperson of the meeting appoints the secretary. Should the number of persons allow this, the meeting will appoint two vote counters upon proposal of the chairperson. The minutes of the general meetings of Shareholders shall be signed by the members of the bureau and the Shareholders who wish to do so. These minutes shall be kept in a special register.

Article 19.- DELIBERATION - QUORUM REQUIREMENTS.

No meeting can deliberate on items which are not included on the agenda, unless all shares are present at the meeting and the decisions are taken by unanimous votes. Unless the Belgium Code for Companies and Associations, the Agreement or these articles provide for more stringent majority and quorum requirements, a general meeting shall be be validly constituted provided that at least one half of the Shares, including the Preferred B Majority and the Preferred C Majority, is present or represented at the meeting in person or by proxy and all decisions are made by a simple majority of the votes cast. If this quorum is not reached at a first general meeting, the Board may, in accordance with these articles, convene a new general meeting (with the same agenda) to take place no sooner than ten (10) Business Days following the first general meeting. Such second general meeting can deliberate validly, irrespective of the Shareholders present or represented at that meeting, subject to article 21.

Subject to article 21, Shareholders may adopt, unanimously and in writing all decisions that fall within the powers of the general meeting, with the exception of those decisions that must be recorded in a notarial deed.

Article 20.- VOTING RIGHTS.

Each share carries one vote and the voting rights attaching to the Preferred C Shares, the Preferred B Shares and the Preferred A Shares shall be calculated as if all Preferred C Shares, Preferred B Shares and Preferred A Shares had converted into Common Shares in accordance with article 8.2. The classes of Shares will vote together and not as separate classes, except as otherwise provided in these articles or the Agreement or as otherwise required by law.

Voting in writing is allowed. In this case the letter containing the vote mentions every item of the agenda and the hand-written words “accepted” or “rejected”, followed by the signature; it has to be sent to the Company by registered mail and has to arrive there at the latest on the day before the meeting.

Article 21.- MAJORITY.

Except in the cases where the law, the Agreement or these articles provide more stringent provisions, the decisions are taken by ordinary majority of the votes cast. The following decisions by the general shareholders’ meeting shall require Preferred Majority Consent, notwithstanding more stringent provisions in the law, the Agreement or these articles:

a.	any distribution of dividends;

b.	any further issue of Shares by the Company;

c.	any amendment to these articles or the rights attaching to any Shares;

d.	any merger, sale or listing of the Company, and any sale of all or an important part of the assets of the Company (which for completeness, includes an Exit and an IPO);

e.	any bankruptcy, liquidation, dissolution or reorganisation of the Company;

f.	the entering into of any joint venture;

g.	any Holding Company Reorganisation;

h.	any merger, consolidation, scheme of arrangement or acquisition, involving the Company or its Subsidiaries, in which the Company or its Subsidiaries are not the surviving entity;

i.	any issuance and grant of options or warrants other than under the Employee Stock Option Plan and within the ESOP Cap;

j.	any increase to the ESOP Cap;

k.	other than as expressly contemplated by the Agreement, these articles or the Subscription Agreement as regards any Investor (except Pfizer), enter into or vary any transaction or arrangement with, or for the benefit of any of the Directors or Shareholders or any person who is an Affiliate of the Directors or Shareholders other than employment and equity incentive arrangements in the ordinary course and consistent with the Company’s past practice;

1.	granting of Shares, guarantees, payment undertakings, borrowings or similar undertakings which in aggregate exceed two hundred thousand euro (EUR 200,000);

m.	acquisitions and disposals of a business or a real estate (or a material part thereof) by the Company;

n.	increase or decrease of the Company’s capital (save pursuant to the issue of ESOP Common Shares under the Employee Share Option Plan), and the grant to the Board of the power to increase the capital by means of authorized capital as well as an increase of the authorized capital;

o.	repurchase of its own Shares by the Company, save from any Leaver;

p.	the appointment or removal of any person as a Director (save in accordance with clause 3 of the Agreement and article 24 of these articles); and

q.	any increase in the number of Directors above eight (8).

Article 22 — Exit

22.1	In the event of an Exit approved in accordance with the terms of these articles and the Agreement, (the Proposed Exit), all Shareholders shall consent to, vote for, raise no objections to and waive any applicable rights in connection with the Proposed Exit (Actions).

22.2	The Shareholders shall be required to take all Actions with respect to the Proposed Exit as are reasonably required to facilitate the Proposed Exit.

22.3	If any Shareholder (except for Fidelity and EQT) fails to comply with the provisions of this article 22, the Company shall be constituted as the agent of each defaulting Shareholder for taking the Actions necessary to effect the Proposed Exit and the Directors may authorise an officer or member to execute and deliver on behalf of such defaulting Shareholder the necessary documents and the Company may receive any purchase money due to the defaulting Shareholder in trust for each of the defaulting Shareholders.

22.4	If on an Exit, a Shareholder receives any funds that were not distributed in accordance with the order of priority set out in article 35, such Shareholder shall be required to repay such funds to the Company, or in such manner as the Company may direct, within ten (10) Business Days of receipt of notice from the Board.

Article 23.- COPIES AND EXCERPTS FROM THE MINUTES.

The copies and/or excerpts of the minutes of the general meetings addressed to third parties are signed by the Chairperson Director, by a managing Director or by two Directors. Their signature must be preceded by an indication of the capacity in which they act.

SECTION 2. Management

Article 24.- BOARD.

24.1.	The Board shall consist of at least three (3) and maximum eight (8) Directors, who need not be Shareholders, which shall be appointed by the shareholders at a general meeting of the Company in accordance with this article 24.

24.2	EQT shall be entitled to propose (and remove and re-propose) one person as a non-executive director to the Board (the Series C Investor Director) and the Shareholders shall appoint or remove such person (as the case may be) as a Director pursuant to article 24.10.

24.3.	Redmile shall be entitled to propose (and remove and re-propose) one person as a non-executive director to the Board (the Series B Investor Director) and the Shareholders shall appoint or remove such person (as the case may be) as a Director pursuant to article 24.10.

24.4.	The holders of a majority in number of the Preferred A Shares from time to time shall be entitled to propose (and remove and re-propose) one person as a non-executive director to the Board (the Series A Investor Director) and the Shareholders shall appoint or remove such person (as the case may be) as a Director pursuant to article 24.10.

24.5.	The Board (acting by majority vote excluding the CEO Director then appointed (if any)) shall have the right to propose one person to act as a Director and CEO of the Company (the CEO Director) and to propose that any such person be removed as CEO Director and propose another CEO Director in his or her place and the Shareholders shall appoint or remove such person (as the case may be) as a Director pursuant to article 24.10.

24.6.	Subject to Preferred Majority Consent, the Board (acting by majority vote) shall have the right to propose up to two natural persons to act as non-executive independent Directors (each an Independent Director and together the Independent Directors) and to remove any Independent Director so proposed and propose another Independent Director in his or her place. One Independent Director (as proposed by the Board) shall serve as the chairperson of the Board (the Chairperson Director). Both Independent Directors shall, in the reasonable opinion of the Board, have relevant industry expertise, and one of the Independent Directors shall serve as the chairperson of the Company’s audit committee, and shall also need to have the necessary competence and experience in finance, accounting and auditing.

24.7.	Subject to the consent of at least one Investor Director and Preferred Majority Consent, the Board (acting by majority vote) shall have the right to propose up to two further natural persons to act as non-executive Directors, and to remove any such Director so proposed and propose another Director in his or her place.

24.8.	Each of the Directors appointed pursuant to this article 24 shall be elected from a list of at least two (2) candidates for each position to be filled proposed by the relevant Shareholder or group of Shareholders.

24.9.	The Shareholder or group of Shareholders entitled to propose candidates for a position as a Director shall notify the Company and the other Shareholders in writing of the identity of their nominees at least fifteen (15) days prior to the general meeting at which the Director(s) are to be appointed.

24.10.	The appointment, removal and replacement of a Director proposed pursuant to articles 24.2, 24.3, 24.4, 24.5, 24.6 and 24.7 shall be effected at a general meeting convened for that purpose by the Company within fifteen (15) days of receiving notice from the relevant Shareholder or group of Shareholders pursuant to article 24.9 at which the Shareholders shall vote their shares in favour of the proposal by the relevant nominating Shareholder or Shareholders.

24.11.	Any vacancy on the Board must be filled within one (1) month following the date on which such position became vacant. If a Shareholder or group of Shareholders entitled to propose a Director in accordance with this article 24 fail to present a proposed candidate within such one (1) month period, the shareholders’ meeting may appoint, at its discretion, a Director to fill the position for which no candidate was presented, until such Shareholder or group of Shareholders has presented its candidate for such position. Such failure to present candidates does not entail a waiver from the right to present candidates for election, and the Shareholder or group of Shareholders entitled to propose candidates for a Director’s mandate shall have the right to request that a new general meeting of the Company be convened to elect the candidates that shall be so presented by it or them for election.

24.12.	In case a vacancy occurs on the Board and a Director needs to be co-opted, the same right of proposal shall be vested to the Shareholder or group of Shareholders which had proposed the Director for the position that has become vacant.

24.13.	If and for so long as they continue to hold Preferred Shares:

(a) Fidelity may appoint an Observer to attend all meetings of the Directors (and any sub-committee thereof), whether in person, by telephone or otherwise and shall have the right to remove such Observer, and upon such removal, appoint another Observer in his place;

(b) Dawn may appoint an Observer to attend all meetings of the Directors (and any sub-committee thereof), whether in person, by telephone or otherwise, and shall have the right to remove such Observer, and upon such removal, appoint another Observer in his place;

(c) Canaan may appoint an Observer to attend all meetings of the Directors (and any sub-committee thereof), whether in person, by telephone or otherwise, and shall have the right to remove such Observer, and upon such removal, appoint another Observer in his place;

(d) Biodiscovery 5 FPCI may appoint an Observer to attend all meetings of the Directors (and any sub-committee thereof), whether in person, by telephone or otherwise and shall have the right to remove such Observer, and upon such removal, appoint another Observer in his place.

24.14.	The appointment or removal of an Observer pursuant to 24.13 shall be by notice in writing from the appointing Shareholder (or, in the case of the Fidelity Investors, FMR) and shall take effect when received by the Company at its registered office or produced to a meeting of the Board (or committee of the Board).

24.15.	A Key Manager who is a Type A Leaver, a Type B Leaver or a Type C Leaver (as the case may be), as defined in the Agreement, will immediately resign from his/her directorship.

24.16.	The Directors may be either natural persons or legal persons. When a legal person is appointed as a Director, it appoints a permanent representative from among its partners, managers, directors or employees who is charged with the execution of the assignment in the name and on behalf of the legal person. The latter may not dismiss his representative without at the same time appointing a successor. The appointment and termination of the mandate of the permanent representative shall be subject to the same rules of disclosure as if he were carrying out this mandate in his own name and for his own account.

24.17.	The duration of their assignment may not exceed six years. The assignments end immediately after the annual meeting of the year in which they expire. They may be dismissed at any time by the general meeting. The Directors may be reappointed when their mandate expires.

24.18.	The Company will reimburse the Directors and the Observers with the reasonable costs and out of pocket expenses incurred by them in respect of attending meetings of the Company or carrying out authorised business on behalf of the Company. For the avoidance of doubt, no business advisory, monitoring or other fee will be paid to the Investor Directors, the Observers or the Shareholders entitled to propose the appointment of the Investor Directors or the Observers.

Article 25.- BOARD MEETINGS

25.1.	The Board shall meet at least four (4) times per year at any other location acceptable to the members of the Board, with such greater frequency as the Directors may require in the interest of the Company. Unless determined otherwise by the Board, at least two (2) meetings per year shall be held in person.

25.2.	Notices to attend the Board meeting must be in writing and delivered to each Director and Observer at the latest ten (10) Business Days prior to the meeting. The Board may validly deliberate and decide without furnishing proof of the compliance with this formality with respect to the calling of the meeting, provided that all Directors are present or have waived their right in writing to be formally invited to the meeting.

25.3.	Each Director may, by any written form of communication bearing his signature, authorise another member of the Board to represent him at a specific meeting. A Director may represent several of his colleagues and may, in addition to his own vote, cast as many votes as he has received proxies.

25.4.	The Board shall be validly constituted to decide on the issues listed on the agenda provided that a majority of the Directors, including the CEO Director and at least one (1) Investor Director is present or validly represented at the meeting. Minutes of all Board and any committee. meetings shall be sent to each Director within thirty (30) Business Days of such meetings.

25.5.	If at a meeting of the Board, the quorum is not met, a second meeting of the Board with the same agenda shall be convened within twenty (20) Business Days following the first meeting which can validly decide only on the items on the first meeting’s agenda whatever the number and class of Directors present or validly represented.

25.6.	The Board can meet by telephone or videoconference or any other method by which each Director or Observer is able to be understood by the other Directors or Observers present.

Article 26.- DELIBERATIONS

26.1.	Unless a higher threshold or specific consent is otherwise required under these articles or the Agreement, every decision of the Board shall be valid if approved by a majority of Directors present or represented at the relevant meeting.

26.2.	The Board may pass resolutions by unanimous written consent in accordance with the applicable rules of the Belgian Code for Companies and Associations.

26.3.	Each Director has one (1) vote but may cast, in addition to his own vote, as many votes as he has powers of attorney from his fellow Directors.

26.4.	The following decisions shall require the approval of the Board (including approval of at least one (1) Investor Director, if appointed):

a.	changes to the registered office, the head-office or a branch office of the Company;

b.	establishment of any joint-venture agreement or long term agreement with a duration of more than three years;

c.	approval of the Business Plan (as defined in the Agreement) or any material updates thereof;

d.	approval of the annual financial, operating and investment budget for the Company or any material updates thereof;

e.	approval of investments or expenditures exceeding the approved annual budget of the Company by five hundred thousand euro (EUR 500,000.00) or more;

f.	appointment, terms of such appointment (including remuneration and any amendments to the terms of such appointment) and dismissal of (i) the key employees and key managers of the Company with an annual remuneration above two hundred thousand euro (EUR 200,000) and (ii) members of the executive management of the Company;

g.	determination of the powers of the managers responsible for the day-to-day management;

h.	management of every stock option plan, such as the Employee Stock Option Plan defined in the Agreement (including granting of warrants thereunder);

i.	any transactions, arrangements or agreements between the Company and any security holder or person or Company affiliated to a security holder or Director;

j.	sale, transfer or disposal of any substantial part or asset or right of the Company with a value over two hundred thousand euro (EUR 200,000);

k.	approval of and/or modification to any agreements concerning the disposal or acquisition of Intellectual Property rights (other than in the ordinary course of business);

1.	any decision to apply Book XX of the Code of Economic Law (formerly known as “Wet Continuïteit Ondernemingen”);

m.	issuance of securities of any class or convertible bonds, subscription warrants or other instruments that may give the holder thereof rights to receive, acquire or subscribe to shares in the Company other than options or warrants granted under the ESOP Stock Option Plan (or any previously approved stock option plan);

n.	repurchase of its own shares by the Company;

o.	engage in any court action or conduct any litigation, arbitration or similar litigation proceedings (other than for collecting claims of the company and taking actions that cannot be reasonably postponed without negative consequences for the Company) on behalf of the Company;

P.	changing the accounting policies of the Company;

q.	providing an indemnity or guarantee (other than in the ordinary course of business);

r.	any participation in other companies, mergers or acquisitions, including disposal or acquisition of any securities in the capital of any other Company or establishment of any new branch or subsidiary of the Company;

s.	granting or receiving of loans, financing or security obligations not previously approved by the Board (other than transactions with or between subsidiaries);

t.	incurring debt in excess of five percent (5%) of the Series C Investment, as defined in the Agreement;

u.	transactions outside the ordinary course of business (as set forth in the Business Plan (as defined in the Agreement)) or changes to the nature of the Company’s business;

v.	connected party transactions other than transactions with or between subsidiaries;

w.	entering into any contract with an aggregated annual value above one million euro (EUR 1,000,000); or

x.	selecting an independent expert for the purposes of clause 3.4 of the Anti-Dilution B Warrants and/or the Anti-Dilution C Warrants.

Article 27.-MINUTES

27.1.	The decisions of the Board are recorded in minutes signed by the Chairperson Director, or, in the latter’s absence, by his substitute or by a member of the Board appointed to act as chariman of the meeting by the Board, the secretary and the members who so desire and shall be recorded in a special register.

27.2.	Any proxy received by a Director shall be attached to the minutes of the meeting for which they were given.

27.3.	The copies or extracts to be submitted to a court of law or elsewhere are validly signed by the Chairperson Director or by two Directors.

Article 28.-EXECUTIVE POWERS - ALLOCATION OF DUTIES WITHIN THE BOARD

28.1.	The Board is authorized to carry out all acts necessary or useful for the achievement of the Company’s purpose, with the exception of those acts for which, according to the Belgian Code for Companies and Associations, only the general meeting is competent and any acts that expressly require the consent of the Shareholders pursuant to these articles.

28.2.	Advisory Committees The Board may set up one or more advisory committees from among its members and under its liability. It shall define their composition and their tasks.

28.3.

Daily management

The board may delegate the daily management of the Company, the management of one or more sectors of its activities or the implementation of the decisions of the Board to one or more Directors, managers or proxy holders, whether or not Shareholders. If a Director is charged with the daily management, he bears the title of “managing director”. If a non-Director is charged with the daily management, he or she shall bear the title of manager or general manager or any other title to which he or she is referred in the appointment decision.

The Board, as well as the proxies for the daily management within the framework of this board, may also grant specific powers to one or more persons of their choice.

Article 29.-REPRESENTATION AUTHORITY.

29.1.	The Company shall be validly represented vis-à-vis third parties, before the court and in the documents, including those requiring the intervention of a public official or a notary public, by two (2) Directors acting jointly.

29.2.	Within the framework of the daily management, the Company is also validly represented by a proxyholder to this daily management.

29.3.	The Company is also, within the framework of their mandate, validly represented by a special proxyholder.

29.4.	Furthermore, the Company may be represented abroad by any person expressly appointed for this purpose by the Board.

SECTION 3.Control

Article	30. CONTROL.

The auditing of the financial situation, the annual accounts and the regularity of the transactions to be reported on in the annual accounts is conferred to one or more statutory auditors, or, in the absence of a statutory auditor, to each Shareholder.

CHAPTER IV. FINANCIAL YEAR – ANNUAL ACCOUNTS –
DISTRIBUTION OF PROFITS.

Article 31.- FINANCIAL YEAR – ANNUAL ACCOUNTS – ANNUAL REPORT.

The accounting year starts on the first of January and shall end on the thirty-first of December of each year.

Article 32. DISTRIBUTION OF PROFITS.

32.1.	Subject to article 32.2, from the net profits of the Company, at least five percent (5%) shall be set aside each year to constitute the legal reserve. Such deduction shall no longer be required as soon as this legal reserve reaches one tenth of the Company’s capital. Upon proposal of the Board, the general meeting shall annually decide on the allocation of the balance of the net profits.

32.2.	The Company will, without any need for a resolution of the Board or of the Company, and before application of any profits to reserve or for any other purpose, but subject to and conditional upon the occurrence of a Liquidity Event, pay:

(a)	first (and in priority to any classes of Shares) the holder of the Class A Preferred Profit Sharing Certificate in accordance with the principles set out in article 39 of these articles.

(b)	second, (and in priority to any other classes of Shares), to the holders of Preferred C Shares a fixed cumulative cash preferential dividend in respect of each Preferred C Share held by them at the annual rate of 6 per cent. of the Issue Price per Preferred C Share (the Preferred C Dividend);

(c)	third (and in priority to any other classes of Shares other than the Preferred C Shares), to the holders of Preferred B Shares a fixed cumulative cash preferential dividend in respect of each Preferred B Share held by them at the annual rate of 6 per cent. of the Issue Price per Preferred B Share (the Preferred B Dividend); and

(d)	third (and in priority to any other classes of Shares other than the Preferred C Shares and the Preferred B Shares), to the holders of Preferred A Shares a fixed cumulative cash preferential dividend in respect of each Preferred A Share held by them at the annual rate of 6 per cent. of the applicable Issue Price per Preferred A Share (the Preferred A Dividend), in each case to be paid to the person registered as its holder on a Liquidity Event.

32.3.	The Preferred C Dividend, the Preferred B Dividend and the Preferred A Dividend shall be calculated on a daily basis from the date of issue of the relevant Preferred C Share, Preferred B Share or Preferred A Share (as the case may be) until the relevant Liquidity Event.

32.4.	Subject to payment of the Preferred Dividends, the Board shall be entitled to determine whether any profits legally available for distribution with respect to any financial year of the Company will be distributed among the holders of the Shares (pari passu as if the Shares constituted one class of share), in which case such profits shall be distributed to Shareholders pro rata to their respective holdings of Shares (calculated on an As Converted Basis and fully diluted basis).

32.5	For the purposes of this article 32, with respect to Shares that are not fully paid up, “Issue Price” shall be construed as “the amount of the Issue Price actually paid up”.

Article 33. INTERIM DIVIDENDS.

The Board is authorised to pay an interim dividend on the result of the financial year, subject to compliance with the conditions of article 7:213 of the Belgian Code for Companies and Associations and subject to the application of the same preference rules as referred to in article 35.

Article 34. PROHIBITED DISTRIBUTION.

Any distribution of dividends made contrary to the law, the terms of these articles or the Agreement must be repaid by the Shareholder who received it.

Article 35.-LIQUIDITY PREFERENCE

35.1.	In case distributions of proceeds or assets are made to the Shareholders as a result of

(i)	payment of dividends, capital reduction, or share buy-back;

(ii)	a bankruptcy, liquidation, dissolution or reorganisation of the Company;

(iii)	an Asset Sale;

(iv)	any merger, consolidation, scheme of arrangement or acquisition, involving the Company or its subsidiaries, in which the Company or its subsidiaries are not the surviving entity;

(v)	a Share Sale, or

(vi)	any other event with substantially the same economic effect as the events set out in (i) to (v) above, (individually and collectively referred to as a Liquidity Event), it being understood that an IPO shall not constitute a Liquidity Event, the holder of the Class A Preferred Profit Sharing Certificate shall be entitled to receive, after the payment (or other satisfaction) of the Company’s liabilities, for the Class A Preferred Profit Sharing Certificate it holds at the time of the Liquidity Event, in preference of each of the Shareholders, a Liquidation Interest Profit Share, in accordance with the principles set out in article 39 of these articles.

35.2.	The surplus assets of the Company following payment of the Liquidation Interest Profit Share shall be applied (to the extent the Company is lawfully able to do so):

(a)	first, in paying to each holder of Preferred C Shares, in priority to any other classes of Shares, an amount equal to the Issue Price per Preferred C Share held by them (as adjusted for any Reorganisation), together with any accrued or declared but unpaid dividends (including the Preferred C Dividend), or if greater, the amount that each holder of Preferred C Shares would receive on an As-Converted Basis (the C Preference Amount) (provided that if there are insufficient surplus assets to pay the amounts due under this article 35.2(a), the available surplus assets shall be distributed to the holders of Preferred C Shares pro rata to their respective holdings of Preferred C Shares);

(b)	second, in paying to each holder of Preferred B Shares, in priority to any other classes of Shares, an amount equal to the Issue Price per Preferred B Share held by them (as adjusted for any Reorganisation), together with any accrued or declared but unpaid dividends (including the Preferred B Dividend) or if greater, the amount that each holder of Preferred B Shares would receive on an As-Converted Basis (the B Preference Amount) (provided that if there are insufficient surplus assets to pay the amounts due under this article 35.2(b), the available surplus assets shall be distributed to the holders of Preferred B Shares pro rata to their respective holdings of Preferred B Shares);

(c)	third, in paying to each holder of Preferred A Shares, in priority to any other classes of Shares, an amount equal to the Issue Price per Preferred A Share held by them (as adjusted for any Reorganisation), together with any accrued or declared but unpaid dividends (including the Preferred A Dividend) or if greater, the amount that each holder of Preferred A Shares would receive on an As-Converted Basis (the A Preference Amount) (provided that if there are insufficient surplus assets to pay the amounts due under this article 35.2(c) the available surplus assets shall be distributed to the holders of Preferred A Shares pro rata to their respective holdings of Preferred A Shares and the applicable Issue Price for such Preferred A Shares);

35.3.	In case the amount paid per Preferred C Share to the holders of Preferred C Shares at the occasion of a prior Liquidity Event (the Prior C Payment) is lower than the C Preference Amount, as calculated at the effective date of the Prior C Payment, then the holders of Preferred C Shares shall be entitled to receive at a next Liquidity Event, per Preferred C Share they hold, in preference to the holders of any other classes of shares, an amount equal to the difference between the C Preference Amount (calculated at the effective date of the Prior C Payment) and the Prior C Payment, wherein the resulting difference is adjusted with respect to any additional Preferred C Dividend payable for the period starting from the effective date of the Prior C Payment until the effective date of payment at the next Liquidity Event (the Outstanding C Liquidity Preference). This process will be reiterated until complete fulfilment of the Outstanding C Liquidity Preference in case of staged Liquidity Events.

35.4	In case the amount paid per Preferred B Share to the holders of Preferred B Shares at the occasion of a prior Liquidity Event (the Prior B Payment) is lower than the B Preference Amount, as calculated at the effective date of the Prior B Payment, then the holders of Preferred B Shares shall be entitled to receive at a next Liquidity Event, per Preferred B Share they hold, in preference to the holders of any other classes of shares other than the Preferred C Shares, an amount equal to the difference between the B Preference Amount (calculated at the effective date of the Prior B Payment) and the Prior B Payment, wherein the resulting difference is adjusted with respect to any additional Preferred B Dividend payable for the period starting from the effective date of the Prior B Payment until the effective date of payment at the next Liquidity Event (the Outstanding B Liquidity Preference). This process will be reiterated until complete fulfilment of the Outstanding B Liquidity Preference in case of staged Liquidity Events.

35.5.	In case the amount paid per Preferred A Share to the holders of Preferred A Shares at the occasion of a prior Liquidity Event (the Prior A Payment) is lower than the A Preference Amount, as calculated at the effective date of the Prior A Payment, then the holders of Preferred A Shares shall be entitled to receive at a next Liquidity Event, per Preferred A Share they hold, in preference to the holders of any other classes of shares other than the Preferred C Shares and the Preferred B Shares, an amount equal to the difference between the A Preference Amount (calculated at the effective date of the Prior A Payment) and the Prior A Payment, wherein the resulting difference is adjusted with respect to any additional Preferred A Dividend payable for the period starting from the effective date of the Prior A Payment until the effective date of payment at the next Liquidity Event (the Outstanding A Liquidity Preference). This process will be reiterated until complete fulfilment of the Outstanding A Liquidity Preference in case of staged Liquidity Events.

35.6.	In case there is any positive balance of surplus assets after complete fulfilment of the C Preference Amount, the B Preference Amount and the A Preference Amount (or after complete fulfilment of the last Outstanding C Liquidity Preference, the last Outstanding B Liquidity Preference and Outstanding A Liquidity Preference in case of staged Liquidity Events), each of the holders of Common Shares (i.e. for the avoidance of any doubt, excluding the ESOP Common Shares) will be entitled to receive per Common Share held at the time of the Liquidity Event an amount equal to the subscription price per Share at the occasion of the Seed Investment (i.e. forty euro (EUR 40) per Share) (the Catch-Up Amount). This process will be reiterated until complete fulfilment of the Catch-Up Amount in case of staged Liquidity Events.

35.7.	In case there is any positive balance of surplus assets after complete fulfilment of the C Preference Amount, the B Preference Amount and the A Preference Amount (or after complete fulfilment of the last Outstanding C Liquidity Preference, Outstanding B Liquidity Preference and Outstanding A Liquidity Preference in case of staged Liquidity Events) and after complete fulfilment of the Catch-Up Amount, the remaining proceeds and assets will be distributed to all Shareholders pro rata to their security holding (to the extent such securities are actually paid up) on an as-if-converted basis.

35.8.	In the event of a Liquidity Event whereby the proceeds of such Liquidity Event are received by the Company, the Shareholders shall cause the Company to distribute the proceeds to the security holders as outlined above, taking into account any existing and future liabilities of the Company, including, as the case may be any payment obligation outstanding under the License Agreement.

35.9	For the purposes of this article 35, with respect to Shares that are not fully paid up, “Issue Price” shall be construed as “the amount of the Issue Price actually paid up”.

CHAPTER V. DISSOLUTION AND LIQUIDATION.

Article 36. DISSOLUTION.

The general meeting may at any time dissolve the Company, respecting the quorum and majority requirements for modifications of the by-laws.

Article 37.- DISSOLUTION AND LIQUIDATION.

37.1.	If the Company is dissolved followed by a liquidation one or more liquidators shall be appointed by the general meeting.

37.2.	The appointment of one or more liquidators must be notified to the chairperson of the Commercial Court in order to receive its approval in accordance with article 2:84 of the Belgian Code for Companies and Associations.

37.3.	They dispose of the powers set forth in articles 2:87 and 2:88 of the Belgian Code for Companies and Associations, without the need for further special authorisation by the general meeting. However, the general meeting may at all times restrict these powers by simple majority.

37.4.	All assets of the Company must be sold unless the general meeting decides otherwise.

37.5.	If not all the shares have been paid up to the same extent, the liquidators restore the balance, either by making additional calls, or by making provisional payments.

CHAPTER VI. GENERAL PROVISIONS.

Article 38. ELECTION OF DOMICILE.

Every Director, statutory auditor or liquidator residing abroad is deemed, for the duration of his function, to have elected domicile at the registered office of the Company where all communications, notifications and summonses can be validly served.

Article 39 -CLASS A PREFERENCE PROFIT SHARING CERTIFICATE.

39.1.	The Company has issued one (1) profit sharing certificate, named Class A Preference Profit Sharing Certificate.

39.2.	The “Class A Preference Profit Sharing Certificate” does not represent the capital of the Company.

39.3.	The “Class A Preference Profit Sharing Certificate” is and remains registered.

The ownership title of the “Class A Preference Profit Sharing Certificate” is exclusively determined by the entry in a special register of Profit Certificates kept at the registered office of the Company.

39.4.	The “Class A Preference Profit Sharing Certificate” was granted to the private company with limited liability “Argenx”, established at 9052 Zwijnaarde, Industriepark Zwijnaarde 7 / C, rce Gent division Gent VAT BE 0818.292.196, within the framework of and as sole consideration under the license by Argenx to the company of the “argenx Intellectual Property”, in accordance with the Research and Commercialization License agreement of 14 March 2019 between the Company and Argenx, as amended from time to time (including on 3 October 2023) (the License Agreement).

This License Agreement also sets out further agreements regarding the further development of the “argenx Intellectual Property”.

39.5.	The “Class A Preference Profit Sharing Certificate” is subject to the same transfer restrictions as the Company’s shares, as set out in article 11 of these articles.

The transfer of the “Class A Preference Profit Sharing Certificate” will only become effective after the entry in the Register of Profit Certificates of the statement of transfer as dated and signed by the transferor and the transferee or their representatives.

39.6.	The “Class A Preference Profit Sharing Certificate” is indivisible and the Company recognizes only one owner per Class A Preference Profit Sharing Certificate.

If several persons have rights with respect to the “Class A Preference Profit Sharing Certificate”, the exercise of these rights will be suspended until one person is designated as the owner of the Class A Preference Profit Sharing Certificate with respect to the Company.

39.7.	In the circumstances set out below, the “Class A Preference Profit Sharing Certificate” shall grant entitlement to a liquidation share, the “Liquidation Interest Profit Share” of 6.60% of the amounts that would be distributable to the Shareholders of the Company.

For the avoidance of doubt, the “Liquidation Interest Profit Share” shall for all purposes of these terms and conditions, be calculated on all distributions to the Shareholders of the Company, even if they do not relate to the share of the argenx Intellectual Property licensed under the License Agreement to the Company.

The aforementioned share of the “Liquidation Interest Profit Share” of 6.60% will be further adjusted in the event of one (or more) capital increase(s) of the Company to be subscribed to in majority by a new Shareholder against a “pre-money” valuation of the shares of the Company that exceeds two hundred and twenty-five million EUR (€225,000,000) (“Dilutive Issue”).

The adjusted percentage share of the “Liquidation Interest Profit Share” will be calculated as follows new “Liquidation Interest Profit Share” = X * [(Y * W/Y)] / [(Y * W/Y) + (V * Z)]

whereby:

V =	the number of shares the Company shall issue in the Dilutive Issue;

W =	two hundred and twenty-five million EUR (€225,000,000);

X =	the percentage of the “Liquidation Interest Profit Share” immediately prior to the Dilutive Issue;

Y =	total number of outstanding shares of the Company immediately prior to the Dilutive Issue;

Z =	the issue price per share of the Dilutive Issue.

39.8.	The “Class A Preference Profit Sharing Certificate” is issued for an indefinite period of time, it being understood that the “Class A Preference Profit Sharing Certificate” shall automatically expire (i) upon termination of the License Agreement due to a ‘Material Breach’ or ‘Insolvency’ (respectively articles 8.2. and 8.3. of the License Agreement) on the part of Argenx and (ii) in the event of IPO. Immediately prior to the realization of such IPO, it will convert automatically into a number of Common Shares, such number being determined as a percentage of the total number of outstanding shares in the Company. The applicable percentage will be determined in accordance with the “Liquidation Interest Profit Share” on the total number of outstanding shares (on a fully diluted basis) of the Company immediately prior to this IPO. If there has been one or more Dilutive Issuance prior to the IPO, then the applicable conversion rate will be adjusted in accordance with the formula in article 39.7 above.

39.9.	In the event of a “Liquidity Event” (as defined in article 35 of these articles), the “Class A Preference Profit Sharing Certificate” will be entitled to receive a “Liquidation Interest Profit Share” in accordance with article 39.7 above in priority to all other shares or securities of the Company and calculated on what is effectively distributed to the Shareholders of the Company. For the avoidance of doubt, in case of, but not limited to, a Share Sale, the “Class A Preference Profit Sharing Certificate” shall be entitled to receive a part of the purchase price for the transfer of shares and the “Class A Preference Profit Sharing Certificate”, which shall be equal to the “Liquidation Interest Profit Share”, calculated on the purchase price for the transfer of the shares and the “Class A Preference Profit Sharing Certificate”.

39.10.	In the event the Company grants a license, enters into a partnership or otherwise disposes of rights with respect to “Licensed Products” as defined in the License Agreement, and a distribution of dividends, or any other form of distribution to the Shareholders is realized (a Realisation Distribution), the “Class A Preference Profit Sharing Certificate” shall in priority on all other shares or securities of the Company be entitled to receive a “Liquidation Interest Profit Share” from this Realisation Distribution. More generally, in the event that the Company decides to distribute a profit (dividend), part of the distributable amount will be granted as dividend to the “Class A Preference Profit Sharing Certificate” equal to a “Liquidation Interest Profit Share” in accordance with article 39.7 above.

39.11.

The holder of the “Class A Preference Profit Sharing Certificate” has no voting rights at the general meetings, except in the cases determined by the Belgian Code for Companies and Associations. In such cases, the “Class A Preference Profit Sharing Certificate” entitles the holder to one vote. The holder of the “Class A Preference Profit Sharing Certificate” will in such cases always exercise its voting rights in the interest of the Company for all market-based decisions relating to the financing of the Company and if and to the extent that the decision to be taken does not disproportionately affect the rights attached to te “Class A Preference Profit Sharing Certificate”.

The holder of the “Class A Preference Profit Sharing Certificate” will be invited to general Shareholders’ meetings in the same way as the holders of capital shares and is entitled to receive similar information as a Shareholder. In general, the number of voting rights granted to profit sharing certificates may not exceed half of the total number of votes granted to the holders of the issued capital shares. Subsequently, the votes cast by the holders of profit certificates may under no circumstances be taken into account for more than two-thirds of the number of votes cast by the holders of the capital shares.

39.12.	The holder of the “Class A Preference Profit Sharing Certificate” has in no case a preferential subscription right and in particular no such rights in the event of a capital increase or in the event of the issue of new profit certificates by the Company.

39.13.	When the Company enters into a strategic transaction, such as the granting of a licence on, a sale of one or more assets, a merger, demerger, contribution or acquisition of a branch of activity or any similar transaction, it shall ensure that the holder of the “Class A Preference Profit Sharing Certificate”, for everything not expressly provided for in the conditions of issue of this security, is equally (pari passu) involved in such transaction and consequently receives information in an equal manner, receives the same terms and equal treatment in all parameters of the transaction.

Brussels, _________2023.

AUTHENTICATED.

Notary public,